        As filed with the Securities and Exchange Commission on April __, 1998
                             Registration No. 333-29047*

                          ----------------------------------
                          SECURITIES AND EXCHANGE COMMISSION
                                 Washington, DC 20549

                                   ---------------


                         POST-EFFECTIVE AMENDMENT NUMBER 1 TO
                                       FORM S-1
               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                   ---------------
                      MIDWEST MEDICAL INSURANCE HOLDING COMPANY
                (Exact name of registrant as specified in its Charter)

                                   ---------------
       State or other jurisdiction of incorporation or organization:  Minnesota
            Primary Standard Industrial Classification Code Number:  6749
                   IRS Employer Identification Number:  41-1625287

                                   ---------------
                         6600 France Avenue South, Suite 245
                        Minneapolis, MN  55435, (612) 922-5445
                 (Address, including zip code, and telephone number,
          including area code, of registrant's principal executive offices)

                                   ---------------
                              David P. Bounk, President
                      Midwest Medical Insurance Holding Company
                         6600 France Avenue South, Suite 245
                        Minneapolis, MN  55435, (612) 922-5445
              (Name, address, including zip code, and telephone number,
                      including area code, of agent for service)

                                   ---------------
                                      COPIES TO:

             Charles A. Geer, Esq.                   Ross C. Formell, Esq.
             Corporate Counsel for Registrant        Best & Flanagan LLP
             4400 IDS Center                         4000 U.S. Bank Place
             Minneapolis, MN  55402                  601 Second Avenue South
                                                     Minneapolis, MN  55402


                                   ---------------
     Approximate date of commencement of proposed sale of the securities to the public: As soon as possible after the effective date of this registration statement. If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. X
                               ---
                                   ---------------
                           CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------



Title of Each                           Proposed    Proposed
Class of                                Maximum     Maximum
Securities          Amount              Offering    Aggregate           Amount of
to be               to be               Price       Offering            Registration
Registered          Registered          Per Unit    Price               Fee
----------          ----------          --------    -----               ---
Class A             15,000 shares       $1006(1)(2) $15,090,000(1)(2)   $4,572.72
Common Stock

--------------------------------------------------------------------------------



(1)  Estimated solely for the purpose of calculating the registration fee.
(2) Estimated based upon book value of securities of the registrant to be issued as of December 31, 1996.

                                    --------------
     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.


* THIS FILING ALSO CONSTITUTES POST EFFECTIVE AMENDMENT NUMBER 3 TO THE REGISTRANT'S FORM S-1 FILING, REGISTRATION NUMBER 33-91308, PURSUANT TO RULE 429.

                                CROSS REFERENCE SHEET

                      Pursuant to Rule 501(b) of Regulation S-K


Form S-1 Item Number and Caption                    Location in the Prospectus
--------------------------------                    --------------------------

1.  Forepart of the Registration Statement and
     Outside Front Cover Page of Prospectus         Cover Page

2.  Inside Front and Outside Back Cover Pages
      of Prospectus                                 Inside Front Cover Page;
                                                    Outside Back Cover Page

3.  Summary Information, Risk Factors, and
      Ratio of Earnings to Fixed Charges            PROSPECTUS SUMMARY

4.  Use of Proceeds                                 Not Applicable

5.  Determination of Offering Price                 THE OFFERING

6.  Dilution                                        Not Applicable

7.  Selling Security Holders                        Not Applicable

8.  Plan of Distribution                            THE OFFERING

9.  Description of Securities to be Registered      DESCRIPTION OF CAPITAL STOCK

10. Interests of Named Experts and Counsel          Not Applicable

11. Information with Respect to the Registrant      SELECTED FINANCIAL
                                                    INFORMATION; MANAGEMENT'S
                                                    DISCUSSION AND ANALYSIS OF
                                                    FINANCIAL CONDITION AND
                                                    RESULTS OF OPERATIONS;
                                                    BUSINESS; MANAGEMENT;
                                                    DESCRIPTION OF CAPITAL
                                                    STOCK; FINANCIAL STATEMENTS

12. Disclosure of Commission Position on
      Indemnification for Securities
      Act Liabilities                               Not Applicable

PROSPECTUS


                      MIDWEST MEDICAL INSURANCE HOLDING COMPANY


                        51,000 Shares of Class A Common Stock


     Shares of Class A Common Stock, $.01 par value (the "Shares"), are being offered by Midwest Medical Insurance Holding Company ("MMIHC") only to insureds of MMIHC's wholly-owned subsidiary, Midwest Medical Insurance Company ("MMIC"). The Shares are offered only as part of the insuring transaction and insureds are not required to pay any consideration for the Shares separate from or in addition to their insurance premiums. MMIC is a physician-controlled medical malpractice insurance company which provides professional liability insurance to physicians in Minnesota, Iowa, Nebraska, Wisconsin, Illinois, North Dakota and South Dakota. Shares accrue daily and are allocated to insureds pursuant to a formula which considers the insured's underwriting risk classification and period of coverage with MMIC. Issuance of Shares to new insureds is subject to a five-year vesting requirement and all rights will be forfeited if insurance coverage is not continuous for five years. See "THE OFFERING."

     The Shares are uncertificated and each shareholder is entitled to only one vote, regardless of the number of Shares he or she owns. While MMIHC's Class B Common Share remains outstanding, its holder, the Minnesota Medical Association, has the exclusive right to elect directors from persons nominated by MMIHC's Board of Directors, although the holders of the Class A Common Shares can cause MMIHC to redeem the Class B Common Share at any time for $1,000, and thereby terminate this right.

     The Shares are not transferable or assignable and must be redeemed by MMIHC at net book value, exclusive of any value attributable to MMIC (MMIHC's principal asset), upon a shareholder's discontinuance of coverage with MMIC for any reason. See "DESCRIPTION OF CAPITAL STOCK."

                  --------------------------------------------------

               THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                 COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
                UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  --------------------------------------------------


                     The date of this Prospectus is May 1, 1998.

     No persons have been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with this offering and, if given or made, such information or representation must not be relied upon as having been authorized by MMIHC. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of MMIHC since the date hereof or that the information herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates.


                                AVAILABLE INFORMATION

     MMIHC is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the Securities and Exchange Commission. Reports and other information filed by MMIHC can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D. C. and at the following Regional Offices: 26 Federal Plaza, New York, New York 10278; and 219 South Dearborn Street, Chicago, Illinois 60604. Copies of such material also can be obtained from the Public Reference Section of the Commission in Washington, D.C. 20549 at prescribed rates, or on the Internet at www.sec.gov.



     MMIHC provides its shareholders with an annual report containing consolidated MMIHC and subsidiaries year-end financial statements presented in accordance with generally accepted accounting principles ("GAAP"). MMIC's separate net income and shareholders' equity are presented on both a GAAP and statutory accounting basis in the Notes to the Consolidated Financial Statements. MMIC is subject to the insurance company filing requirements of the Minnesota Department of Commerce and files the NAIC Annual Statement each year with the Department of Commerce which includes financial statements presented in accordance with statutory requirements, together with an independent auditor's report on those financial statements. MMIHC is subject to insurance holding company regulations and files Form B with the Minnesota Department of Commerce annually. Form B contains current information about management, the Board of Directors, and significant operating agreements, as well as a financial report. Copies of any of these reports, or any of the documents referred to herein, can be obtained by requesting them from David
P. Bounk, President and Chief Executive Officer, Midwest Medical Insurance Holding Company, 6600 France Avenue South, Suite 245, Minneapolis, Minnesota 55435; (612) 922-5445.

                                  TABLE OF CONTENTS

                                                                           Page
                                                                           ----

Available Information . . . . . . . . . . . . . . . . . . . . . . . . . .     ii

Prospectus Summary  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

The Offering  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

Selected Financial Information  . . . . . . . . . . . . . . . . . . . . . .    5

Management's Discussion and Analysis of Financial Condition and Results
   of Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

Description of Capital Stock  . . . . . . . . . . . . . . . . . . . . . . .   29

Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31

Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31

Index to Financial Statements . . . . . . . . . . . . . . . . . . . . . . .   32

APPENDIX - Allocation Formula . . . . . . . . . . . . . . . . . . . . . . .  A-1


                                  PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

THE COMPANIES

     MMIC originally was organized in 1980 under the auspices of the Minnesota Medical Association (the "MMA"), to provide professional liability (malpractice) insurance to Minnesota physicians who are members of the MMA. At that time, claims and awards in medical malpractice cases had been increasing dramatically, and physicians were faced with substantial premium increases and a declining number of insurers offering medical malpractice coverage. The business was reorganized on November 30, 1988 into a stock insurance company (MMIC), wholly owned by a holding company (MMIHC), which could pursue other business opportunities. The reorganization also was effected to give physicians a limited equity interest in their malpractice insurer while preserving MMIC's capital and surplus. As of July 1, 1993, the Iowa physician-owned malpractice insurer, Iowa Physicians Mutual Insurance Trust ("IPMIT"), was merged with and into MMIC, and as of June 5, 1996, the Nebraska physician-owned malpractice insurer, Medical Liability Mutual Insurance Company of Nebraska ("MLM"), was merged with and into MMIC. MMIC now provides malpractice insurance to physicians and physician groups in Minnesota, Iowa, Nebraska, Wisconsin, Illinois, North Dakota and South Dakota on a claims-made basis. Professional liability, general liability, and umbrella excess liability insurance is also available to hospitals, nursing homes and extended care facilities through MMIC. MMIC has had the sponsorship of the MMA since inception, and also has the sponsorship of the Iowa and North Dakota medical associations. See "BUSINESS." The address and telephone number of the principal executive offices of MMIHC and MMIC are as follows: 6600 France Avenue South, Suite 245, Minneapolis, Minnesota 55435; (612) 922-5445.

THE OFFERING

     Class A Common Shares (the "Shares") are being offered only to insureds of MMIC as part of the insuring transaction, and insureds are not required to pay any consideration for the Shares separate from, or in addition to, their insurance premiums. Shares accrue daily and are allocated pursuant to a formula which considers the insured's underwriting risk classification and period of coverage with MMIC (the "Allocation Formula", which is set forth in the Appendix). The number of shares allocated to Nebraska insureds is reduced by a factor designed to take account of the fact that policy limits, and therefore premiums, are lower in Nebraska. Shares allocated to new insureds are not issued until the end of five years of continuous coverage. Cessation of coverage before the completion of five years of coverage will result in a forfeiture of accrued but unissued shares. Persons who were insureds at the time of the 1988 reorganization and persons who were IPMIT or MLM insureds at the time of the mergers between MMIC, IPMIT and MLM are not subject to the five-year vesting requirement. See "THE OFFERING."

THE SHARES

     The Shares are uncertificated shares which may be owned by individual physicians or by individual physicians jointly with the legal entities in which they practice. In the latter case, the shares can be voted only by the physicians. See "DESCRIPTION OF CAPITAL STOCK."

     Each holder of the Shares is entitled to only one vote, regardless of the number of Shares held. The Minnesota Medical Association (the "MMA"), so long as it holds the single Class B Common Share of MMIHC presently outstanding, has the exclusive right to vote for the election of directors, but only with respect to persons nominated for election by a committee of the Board of Directors. The holders of the Class A Common Shares, at any time, may cause MMIHC to redeem the Class B Common Share at par value ($1,000), and thereby gain the right to elect directors. Such an action requires the vote of a majority of the Class A shareholders and two-thirds of the Class A shareholders who vote on the question.


     The Shares are not transferable or assignable, and must be redeemed by MMIHC at net book value, exclusive of any value attributable to MMIC (MMIHC's primary asset), upon a shareholder's discontinuance of coverage with MMIC for any reason. By excluding the value attributable to MMIC from the calculation of the redemption amount, MMIC's capital and surplus will be preserved and not reduced by the redemption. The redemption amount thus reflects primarily MMIHC's net income from operations, which consists principally of management fees paid by MMIC, plus earnings on investments, plus any dividends paid by MMIC to MMIHC. In the event of any merger, liquidation, sale of all or substantially all of the assets, or other extraordinary event, any consideration payable to holders of the Shares will reflect their full value, and will not be limited to the redemption amount. See "DESCRIPTION OF CAPITAL STOCK." As of December 31, 1997 the net book value of MMIHC (redemption value) was $61.63 per share.

                                     THE OFFERING

     Class A Common Shares (the "Shares") are being offered only to insureds of MMIC who will accrue Shares for each day of insurance coverage they purchase from MMIC. Insureds are not required to pay any consideration for the Shares separate from or in addition to their insurance premiums. The Shares will be allocated semi-annually, pursuant to a formula which considers the insured's underwriting risk classification and period of coverage with MMIC (the "Allocation Formula", which is set forth in the Appendix). Shares allocated to new insureds are not issued until the end of five years of continuous coverage. Cessation of coverage before the completion of five years of coverage will result in a forfeiture of accrued but unissued shares. Persons who were insureds at the time of the 1988 reorganization and persons who were IPMIT or MLM insureds at the time of the merger between MMIC, IPMIT and MLM were not subject to the five-year vesting requirement. Those persons were issued Shares upon completion of those transactions and Shares they accrue currently are deemed issued when they are allocated.

     The Allocation Formula is set forth in the Appendix to the Prospectus. It consists of a table which indicates the number of Shares to be accrued by and allocated to each physician for each year of insurance coverage based upon his or her insurance risk class. The insurance risk class each physician is assigned is based on his or her medical specialty and is the same risk class to which the physician has been assigned by MMIC for purposes of writing the professional liability insurance for the physician. Annual insurance premiums are based on these risk classes, which are derived from actuarial relativity statistics. The number of shares shown in the table therefore reflect, in part, the relative premiums paid to MMIC by each policyholder. These relativities have changed very little since MMIC began its business. MMIHC reserves the right to change the Allocation Formula in the future.

     The shares allocable to Nebraska physicians are reduced by a factor to take account of the fact that policy limits, and therefore premiums, are lower in Nebraska. This factor is the inverse of the Increased Limits Factor determined by MMIC's regular external actuaries to be applicable in order to adjust for the difference between the policy limit of policies issued in Nebraska as compared to the base policy limit issued by MMIC in all other states in which it does business. MMIC's actuaries have determined that the designated Increased Limits Factor is currently 1.72. Therefore, a Nebraska policyholder of MMIC would be allocated the right to receive 58.1% of the shares of MMIHC Class A Common Stock otherwise indicated by application of the Allocation Formula. This is based upon current information and policy limits, and the actual factor used may be recalculated from time-to-time.

     The Shares are uncertificated. Although the Shares have been registered under the Securities Act of 1933 and state securities laws, they are nontransferable, and there is no market in which they may be sold. Upon discontinuation of a physician's insurance policy with MMIC for any reason, the Shares must be redeemed by MMIHC. See "DESCRIPTION OF CAPITAL STOCK."

     No independent brokers, dealers, or underwriters have been engaged to represent MMIHC in connection with this offering and no commissions will be paid to any person in connection with offers or sales of the Shares. The Shares will be offered and sold solely by officers of MMIHC.

                            SELECTED FINANCIAL INFORMATION


The following selected financial data of MMIHC for the five years ended December 31, 1997 are derived from the audited financial statements of MMIHC. This data should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this Prospectus.



                                                                                 YEAR ENDED DECEMBER 31
                                                                                 ----------------------
                  OPERATIONS DATA                      1993 (2)        1994 (2)        1995 (1)        1996 (1)          1997(1)
--------------------------------------------------------------------------------------------------------------------------------
                                                                     (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net premiums earned                                    $40,183         $26,246         $29,798         $32,046          $33,795
Net investment and other income                         14,773          11,509          14,258          14,689           18,397
                                                       ------------------------------------------------------------------------
Total revenue                                           54,956          37,755          44,056          46,735           52,192

Loss and loss adjustment expenses                       30,693          11,334          37,560          32,257           31,834
Other underwriting expenses                              5,807           5,509           6,482           5,539            6,595
                                                       ------------------------------------------------------------------------
                                                        36,500          16,843          44,042          37,796           38,429
                                                       ------------------------------------------------------------------------
Income before income taxes                              18,456          20,912              14           8,939           13,763
Income taxes (benefit)                                   6,156           6,417          (1,711)          1,458            4,463
                                                       ------------------------------------------------------------------------
Net income                                             $12,300         $14,495         $ 1,725         $ 7,481          $ 9,300
                                                       ------------------------------------------------------------------------
                                                       ------------------------------------------------------------------------

Net income per common share - assuming dilution         $99.53         $114.84          $13.74          $58.33           $70.23
Number of shares used in per share calculation         123,575 (3)     126,222 (3)     125,536 (3)     128,259          132,427

Net income/total revenue                                 22.4%           38.4%            3.9%           16.0%            17.8%

Return on average equity                                  9.0%           15.8%            1.7%            6.5%             7.4%

                                                                                      DECEMBER 31
                                                                                      -----------
                FINANCIAL CONDITION                    1993 (2)        1994 (2)        1995 (2)        1996 (1)         1997 (1)
--------------------------------------------------------------------------------------------------------------------------------
                                                                     (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
ASSETS
Fixed maturities at fair value                       $       -        $174,203        $182,817        $183,561         $171,975
Fixed maturities at amortized cost                     181,526               -               -               -                -
Equity securities at fair value                         19,580          19,782          28,311          38,001           49,759
Short-term investments                                   7,429           9,755          15,015           7,898           13,909
Other                                                        -               -               -               -           10,000
                                                     --------------------------------------------------------------------------
Total investments                                      208,535         203,740         226,143         229,460          245,643

Reinsurance recoverable                                 18,310          23,637          25,112          22,174           19,117
Other assets                                            16,335          19,100          13,329          10,359           10,755
                                                     --------------------------------------------------------------------------
Total assets                                          $243,180        $246,477        $264,584        $261,993         $275,515
                                                     --------------------------------------------------------------------------
                                                     --------------------------------------------------------------------------

LIABILITIES
Unpaid losses and loss adjustment expenses            $123,420        $110,967        $120,264        $110,037         $107,806
Other liabilities                                       33,904          38,358          34,053          33,074           33,942
                                                     --------------------------------------------------------------------------
                                                       157,324         149,325         154,317         143,111          141,748
REDEEMABLE STOCK
Class A and Class B Common Stock
at redemption value                                      7,605           7,712           6,975           7,604            7,477
OTHER SHAREHOLDERS' EQUITY                              78,251          89,440         103,292         111,278          126,290
                                                     --------------------------------------------------------------------------
Total liabilities, redeemable stock and
shareholders' equity                                  $243,180        $246,477        $264,584        $261,993         $275,515
                                                     --------------------------------------------------------------------------
                                                     --------------------------------------------------------------------------


Midwest Medical Insurance Holding Company:

     Class A Common Shares issued and outstanding    115,230(3)        116,855(3)      116,251(3)      118,209          121,322
     Redemption value per share                         $66.00          $66.00          $60.00          $64.33           $61.63

     Class A Common Shares redeemed                      6,426          12,640          12,424          10,272           10,306
     Amount paid to terminating policyholders upon
     redemption                                         $  415          $  840          $  829          $  608           $  648

---------------------------------------

(1) Amounts derived from audited consolidated financial statements of MMIHC included in this Prospectus.



(2)  Amounts derived from audited consolidated financial statements of MMIHC.



(3) Includes pro forma shares computed to give retroactive effect to the merger of MMIHC/MMIC with MLM. See Note 1 to the consolidated financial statements included in this Prospectus.

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                              AND RESULTS OF OPERATIONS


     MANNER OF PRESENTATION. The financial statements of MMIHC and MMIC are presented on a consolidated basis. In future references in this analysis, which should be read together with the 1997 Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus, MMIHC and MMIC are referred to collectively as the "Companies."



LIQUIDITY AND CAPITAL RESOURCES



The majority of the Company's assets are invested in bonds, stocks, a real estate investment trust and short-term instruments. These investments totaled $245,643,000 and $229,460,000 at December 31, 1997 and 1996,
respectively, which represented 89.2% and 87.5% of total assets. The primary objective of the Company's investment policy is preservation of assets while securing the highest return consistent with asset conservation. The investment in U.S. Government bonds assists in assuring adequate liquidity for payment of losses. Fixed maturity investments and equity securities are classified as available for sale and carried at fair value. Through the Third Quarter of 1997 partially taxable state and other political subdivision bonds were utilized in the portfolio to reduce federal income taxes.



During 1997 the Company adopted a revised Investment Policy resulting in a portfolio restructuring designed to increase overall return from investments. The benchmark total return goal set for the fixed portfolio manager was increased. This resulted in a turnover of most of the fixed portfolio which included selling all municipal bonds. In addition, the Company invested
$10 million in a private placement real estate investment trust to further diversify the portfolio. This change in policy recognizes the Company's strong financial position relative to the risk inherent in the amount of premium written.



The Company's cash flow from operations has been essentially breakeven for the years 1996 and 1995 combined. The improved cash flow from 1997 operations to a positive $2,899,000 is primarily the result of lower loss payments and higher realized capital gains. Premium rates have remained level for several years causing cash receipts from operations to be relatively level. In addition, in recent years MMIC has returned substantial amounts of premiums to policyholders in the form of retrospective premium credits. Loss and operating expense payments during all three years have generally been met from current year's premium receipts with any excess cash allocated to the investment portfolio. The Company regularly analyzes loss liabilities to project cash flow required in future years. Since the overall portfolio is highly liquid, exact matching of bond maturities and liabilities is not a goal. Maturities are selected to maximize total return. Given the Company's
December 31, 1997 shareholders' equity of $126,290,000, investments of $245,643,000 and total liabilities of $141,748,000, the Company anticipates no cash flow problems in the near future.

The Company's bylaws require that MMIHC Class A Common Stock issued to
MMIC policyholders be redeemed when a physician ceases to be insured by MMIC for any reason. The redemption value per share is calculated by dividing the net book value of the Company, excluding the net book value of MMIC (other shareholders' equity) from the calculation, by the number of MMIHC Class A Common Shares outstanding. More detail about the redeemable stock and the actual redemptions during the years 1997, 1996 and 1995 are found in Note 2 to the consolidated financial statements. This limited redemption value preserves the capital of MMIC as other shareholders' equity. The consolidated statements of changes in other shareholders' equity found in the accompanying financial statements provide the details of additions to and reductions in other shareholders' equity.



From time to time the Board of Directors of MMIC declares dividends payable to MMIHC to maintain the redemption value of the Company's Class A Common
Stock. A $260,000 dividend in November 1995 was declared in accordance with that principle and paid in February of 1996. In July 1996, a dividend of $327,000 was paid to MMIHC as required by a provision of the MMIC/MLM merger agreement. Per the merger agreement, the amount was sufficient to maintain the per share redemption value of MMIHC's Class A Common Stock at the same per share value immediately after the merger as immediately before the merger. There were no dividends declared or paid by MMIC to MMIHC in 1997.



IMPACT OF YEAR 2000



The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send billings, or engage in similar normal business activities.



Recently, in response to other business issues, the Company decided to replace all significant application software with new purchased applications. A key criterion in vendor selection was Year 2000 readiness of the software. The new applications are currently being installed and are scheduled to be fully operational prior to December 31, 1998. As a result, management believes that is has adequately addressed the Year 2000 issue as it relates to internal use software.



Management continues to evaluate the Year 2000 readiness of significant vendors and business partners and will develop contingency plans as deemed necessary.

LOSS AND LOSS ADJUSTMENT EXPENSE



                       RECONCILIATION OF LIABILITY FOR LOSS
                            AND LOSS ADJUSTMENT EXPENSE
                               (THOUSANDS OF DOLLARS)



                                                    1995        1996         1997
                                                    ----        ----         ----
Liability for loss and loss adjustment
     expense at beginning of year                 $ 88,227    $ 96,424     $ 90,342

Plus:
     Incurred loss and loss adjustment expense:

         Provision for current year                 39,847      41,101       40,186

         (Decrease) in provision for prior
            years                                   (2,287)     (8,844)      (8,352)

     Total incurred loss and loss adjustment
       expense                                      37,560      32,257       31,834


Less:
     Incurred loss and loss adjustment expense payments:

         Payment attributable to current year        2,484       4,885        2,685

         Payment attributable to prior years        26,879      33,454       30,097

     Total payments                                 29,363      38,339       32,782


Liability for loss and loss adjustment
     expense at end of year                         96,424      90,342       89,394


Reinsurance recoverables on unpaid losses
     at end of year                                 23,840      19,695       18,412


Liability for loss and loss adjustment expense,
     gross of reinsurance recoverables on
     unpaid losses at end of year                 $120,264    $110,037     $107,806



The second to the last line on the preceding reconciliation reports the amount of reinsurance recoverables for unpaid losses which are included in the 1997, 1996 and 1995 balance sheet liability "Unpaid losses and loss adjustment expenses." Except for adding the reinsurance recoverables, the reconciliation is presented net of reinsurance which coincides with the manner of presentation of the income statements.

The current year's provision for loss and loss adjustment expense, which is based upon policyholder exposure, expected frequency of losses, and severity of losses, was fairly stable for the years 1997, 1996 and 1995. The loss and loss adjustment expenses reflected in the consolidated financial statements, and shown in the Reconciliation of Liability for Loss and Loss Adjustment Expense as total incurred loss and loss adjustment expense, include adjustments of prior years' estimates.



Incurred loss and loss adjustment expenses for 1997 and 1996 of $31,834,000 and $32,257,000, respectively, are significantly less than the $37,560,000 in 1995. During the course of each year and particularly at each year end, management reevaluates the liability for loss and loss adjustment expense. This evaluation is supported by outside actuarial evaluation at year end. During 1997 and 1996 these evaluations resulted in a reduction is estimated liabilities applicable to prior years of $8,352,000 and $8,844,000, respectively. A smaller reduction of $2,287,000 was recorded in 1995. This difference is the primary reason for the lower incurred loss and loss adjustment expense in 1997 and 1996.



The schedule which follows summarizes the development of the liability for loss and loss adjustment expense from 1987 through 1997. This schedule is also presented net of reinsurance which the Company believes best explains the development as it affects operating results. The Company has a conservative loss reserving policy which, when coupled with a moderation of malpractice insurance losses which began in approximately 1986 for the Company and across the industry, has resulted in redundancies in liabilities larger than expected. The table indicates that the redundancy in loss liabilities, which developed when more actual results were known, has been significantly reduced from the high at December 31, 1990. Loss and loss adjustment expense liabilities have not been discounted in the Company's financial statements.

           Development of Liability for Loss and Loss Adjustment Expense
                               (THOUSANDS OF DOLLARS)



                             1987      1988      1989     1990      1991      1992      1993     1994      1995      1996      1997
                           ---------------------------------------------------------------------------------------------------------
 Liability for unpaid
   loss and loss
   adjustment expense      $60,133   $74,577   $89,630  $97,375  $100,167   $98,617  $105,589  $88,227   $96,424   $90,342   $89,394

 Liability reestimated
   as of:

     1 year later           53,358    65,928    73,244   83,359    83,991    94,633    80,960   85,595    87,580    81,990

     2 years later          46,297    51,379    62,056   64,876    74,883    69,490    75,364   76,365    79,665

     3 years later          35,881    43,516    52,010   56,351    53,538    65,568    64,586   67,891

     4 years later          33,448    35,753    44,582   42,075    52,833    56,426    57,851

     5 years later          30,345    31,052    37,872   41,771    45,892    52,388

     6 years later          26,818    29,052    37,617   39,519    43,760

     7 years later          26,613    29,002    35,882   38,929

     8 years later          26,620    28,724    35,882

     9 years later          26,611    28,724

   10 years later           26,611

 Cumulative redundancy      33,522    45,853    53,748   58,446    56,407    46,229    47,738   20,336    16,759     8,352

 Cumulative amount of
   liability paid
   through:

     1 year later           13,421    12,067    10,585   13,973    19,112    21,422    25,251   26,879    33,454    30,097

     2 years later          19,787    19,043    21,890   28,643    32,798    37,498    42,685   46,925    53,132

     3 years later          23,184    24,143    30,869   35,305    39,906    45,227    51,087   55,534

     4 years later          25,238    26,241    35,015   37,624    42,752    46,226    53,594

     5 years later          26,240    27,561    35,115   38,298    43,994    46,823

     6 years later          26,555    27,695    35,187   39,505    44,370

     7 years later          26,670    27,695    35,295   39,861

     8 years later          26,695    27,695    35,295

     9 years later          26,695    27,695

   10 years later           26,695

RESULTS OF OPERATIONS



NET PREMIUMS EARNED increased $1,749,000 in 1997 from 1996 while policyholders' rate levels remained relatively level for 1996 and 1997. An increase in the number of policyholders in 1997 increased premium by $500,000. The remaining increase was the result of the several increase/decrease factors listed below:



1. The estimated reinsurance premium applicable to the treaty years 1992-1994 and 1995-1997, which is based in part on reinsured claims experience, was reduced resulting in a net increase in premium between years of $3,875,000.



2. Company recorded an increase of $1,171,000 in the Iowa Development Experience Liability account in 1997. A similar increase of $2,901,000 was recorded in 1996. While these increased liabilities both reduce premium, the difference in the amounts between years causes an increase in net premium from 1996 to 1997 of $1,730,000.



3. In 1996 $2,194,000 was received from the commutation of a reinsurance treaty covering the years 1989 and 1990. This increased 1996 premiums. Since there was no counterpart in 1997 it causes a decrease in premiums from 1996 to 1997 of $2,194,000.



4. A number of other prior year reinsurance premium adjustments recorded in 1996 increased 1996 premiums by $2,143,000. With no counterpart in 1997, the difference between years is a decrease in 1997 of $2,143,000.



Investment income has remained relatively level during the last three years. While invested assets on a cost basis did increase by $6,980,000 during 1997, almost all of that increase occurred in the last quarter when the fixed portfolio was restructured to meet a new benchmark return which was referred to earlier under Liquidity and Capital Resources. Restructuring the fixed portfolio resulted in realized capital gains of $4,916,000.



Net premiums earned increased $2,248,000 in 1996 from 1995 while the number of insured policyholders and rate levels were relatively the same. The primary reasons for this increase are:



1. In 1996, $2,194,000 was received from the commutation of a reinsurance treaty covering the years 1989 and 1990. This increases 1996 net premiums. There was no similar item in 1995.



2. Several other reinsurance treaty adjustments involving prior years retrospective reinsurance treaties resulted in reducing 1996 reinsurance costs by $1,740,000, thereby increasing net premium earned. The years involved ranged from 1987-1995. Most of these treaties originated with IPMIT prior to its merger into MMIC on July 1, 1993.



3. Offsetting these two major reasons for the increase in 1996 net premiums was one significant item which caused a decrease. The Company recorded an increase of

     $2,901,000 in an Iowa development experience liability account in 1996. A similar increase of $646,000 was recorded in 1995. The difference between the 1996 and 1995 amounts decreased net premium $2,255,000. Under terms of the MMIC/IPMIT July 1, 1993 merger agreement, if the financial results for the years prior to 1993 are more favorable than expected at December 31, 1992, that favorable development must be returned to the prior IPMIT policyholders who renew coverage with MMIC.



Realized capital gains of $1,771,000 in 1996 and $1,646,000 in 1995 were due to active management of both the bond and equity sections of the portfolio. During 1997 the Company restructured the fixed portfolio and in this process experienced realized capital gains of $4,916,000. In addition, normal investment transactions resulted in additional realized capital gains of $1,568,000 for a total of $6,484,000. The Company employs two outside professional advisors to manage the portfolio, one to manage fixed income securities and a separate manager for equities. The managers operate within the Company's adopted investment policy. This policy was revised in 1997 as previously discussed under Liquidity and Capital Resources. The Investment Committee meets with the outside managers approximately four times per year.



Other underwriting expenses increased $1,056,000 form 1996 to 1997. Approximately $425,000 of the increase was due to payments to state medical societies, for the first time in 1997, under license and endorsement agreements. The remainder of the increase reflects the increase in overall cost of operating the Company.



Income taxes. In 1997 the Company's book net income before taxes was $13,763,000. Deductions from book income, primarily tax exempt interest income from municipal bonds reduces income subject to tax. This current year's tax based on taxable earnings was increased by a reduction in deferred taxes of $1,494,000 to arrive at the income tax charged to operations $4,463,000 as shown in the financial statements.



Deferred tax effects are provided whenever expense items are recorded in the accompanying financial statements in a time period different from those in the Company's tax returns.



Net income for the Company during the last three years totaled
$18,506,000 which was added to retained earnings. A significant portion of net income for these years resulted from the reversal of loss liabilities established in prior years and realized capital gains on investments.

                                       BUSINESS

     BACKGROUND. MMIC originally was organized in 1980 under the auspices of the MMA to provide professional liability insurance to Minnesota physicians who are members of the MMA. At that time, claims and awards in medical malpractice cases had been increasing dramatically, and physicians were faced with substantial premium increases and a declining number of insurers offering medical malpractice coverage. The business was reorganized in 1988 into a stock insurance company (MMIC), wholly owned by a holding company (MMIHC) which could pursue other business opportunities. The reorganization also was effected to give physicians a limited equity interest in their malpractice insurer, which would give them input into the operations of the insurer and an opportunity to share in any profits, while preserving the capital and surplus of MMIC. As of July 1, 1993, the Iowa physician-owned malpractice insurer, IPMIT, was merged with and into MMIC, and as of June 5, 1996, the Nebraska physician-owned malpractice insurer, MLM, was merged with and into MMIC.

     MMIC now provides professional liability insurance to physicians in Minnesota, Iowa, Nebraska, Wisconsin, Illinois, North Dakota and South Dakota. Professional liability, general liability and umbrella excess liability insurance is also available to hospitals, nursing homes and extended care facilities through MMIC. MMIC has had the sponsorship of the MMA since inception and also has the sponsorship of the Iowa and North Dakota medical associations.

     MANAGEMENT AGREEMENT. Pursuant to a written agreement renewable annually, MMIC pays MMIHC for comprehensive management, administration, and underwriting services, and for use of MMIHC's facilities, equipment and personnel. MMIHC receives a management fee generally equal to the allocated cost of providing such services, plus 10 percent. As a result of this agreement, MMIHC employs all of the employees, and owns all of the non-financial assets, used in the operation of the businesses of the Companies. The agreement is subject to annual review and approval by the Minnesota Department of Insurance. See
Note 1 to MMIHC's Consolidated Financial Statements.

     INSURANCE POLICIES. MMIC primarily writes policies of medical professional liability insurance to: (1) individual physicians, and (2) partnerships or professional corporations comprised of physicians ("clinics"). In addition, MMIC writes business liability insurance providing coverage for claims against a medical business entity resulting from acts by its employees, and office premises liability insurance providing coverage for claims arising out of the ownership, maintenance or use of office premises of the insured.

     In addition to meeting MMIC's underwriting standards, insureds must be licensed to practice in Minnesota, Iowa, Nebraska, Wisconsin, Illinois, North Dakota or South Dakota, and conduct a majority of their practice in such states. All insured clinics must have their principal place of business in one of MMIC's states and all full-time physicians practicing with insured clinics must be insured by MMIC.

     MMIC offers a "claims-made" medical malpractice liability insurance policy. Under a claims-made policy, coverage is provided for claims asserted and reported to MMIC while the policy is in effect relating to occurrences which took place during the period in which the insured had coverage with MMIC. The policy also covers prior acts (i.e., claims first made during the policy period with respect to occurrences which took place prior to the date the insured initially secured coverage from MMIC) for physicians previously insured under a claims-made policy with another professional liability insurer. Prior acts coverage is not available from MMIC for physicians who have not been continuously insured prior to obtaining coverage from MMIC.

     MMIC also offers reporting endorsements ("tails") which provide coverage of subsequent claims (i.e., claims first made subsequent to the date the insured terminates basic insurance coverage with MMIC, but with respect to occurrences which took place while the insurance coverage was in effect prior to such termination date) made against its former insureds who have voluntarily terminated insurance coverage with MMIC. In the event of death, permanent disability, or retirement at age 55 or older after five years of coverage with MMIC, the reporting endorsement is provided at no additional premium.

     MMIC offers basic limits of coverage from $100,000 for each claim, subject to $300,000 annual aggregate, up to $5,000,000 for each claim, subject to $5,000,000 annual aggregate. Excess coverage above the basic limits is available from MMIC's reinsurers on a facultative basis.

     REINSURANCE. MMIC purchases reinsurance in order to reduce its liability on individual risks and to protect against catastrophic losses. A reinsurance transaction takes place when an insurance company transfers, or "cedes", to another insurer a portion of its exposure on insurance it writes. The reinsurer assumes the exposure in return for a portion of the premium. The reinsurer's liability is limited to losses it assumes that are in excess of the portion retained by MMIC. However, in the event the reinsurer is unable or otherwise fails to pay, MMIC remains primarily liable for the loss.

     Historically, entering into reinsurance agreements permitted MMIC to issue policies having greater liability limits than otherwise would have been allowed under Minnesota insurance law, which prohibits an insurer from retaining a risk on any one claim that is greater than 10 percent of its surplus. As MMIC's surplus has grown, MMIC now utilizes reinsurance primarily to limit its risk on any single claim. Such limits of risk assumed by MMIC for physician coverage have increased from $150,000 in the first year of operations to $750,000 currently. The single claim limit of risk assumed is $500,000 for hospital coverage. The reinsurer will pay losses in excess of the amount of risk retained by MMIC, not to exceed the limits of liability of the policies issued by MMIC.


     MMIC currently operates under an excess-of-loss reinsurance treaty with General Reinsurance Corporation of Stanford, Connecticut and Hanover Reinsurance Company, Hanover, Germany. General Reinsurance Corporation assumes 85% of the reinsurance risk under this treaty, and Hanover Reinsurance Company assumes the remaining 15%. General Reinsurance Corporation is the largest reinsurer of medical professional liability in the United States and one of the largest in the world and has received the highest rating of A++ by A. M. Best & Company, Inc. Hanover is one of the largest reinsurers in the world and has been a leader in medical malpractice insurance. Its A.M. Best & Company, Inc. rating is A+. (See "Rating" for a further description of A. M. Best.) Coverage under the treaty was initially issued on October 1, 1986, and is continuous until cancelled by either party. MMIC commuted the reinsurance treaties covering the period from October 1, 1986 through December 31, 1990. As a result, there is no longer any reinsurance coverage for those reporting years. As of December 31, 1997 there are also no open cases or claims pertaining to those reporting years. Previous reinsurance treaties, which remain in effect for pre-1986 incidents, were with various domestic and foreign reinsurers, all of whom have maintained their obligations to MMIC and appear to be financially sound. MMIC currently cedes about $3,500,000 of premium per year under the reinsurance treaty with General Reinsurance Corporation and Hanover Reinsurance Company.



     MARKETING AND DISTRIBUTION.  Marketing of MMIC policies in Minnesota,
South Dakota, Nebraska, Illinois and Wisconsin primarily is handled directly by MMIC through salaried marketing representatives. MMIC has also made marketing arrangements with a select group of large national brokers to assist MMIC in the production of large accounts and in the production of new coverages as they are developed. These brokers will sell MMIC's products in all states in which MMIC is licensed to do business. IMS Services Company, a wholly-owned subsidiary of the Iowa Medical Society, is the exclusive agent for marketing MMIC policies to physicians and clinics in Iowa. MMIC does not believe that the loss of any exclusive agent would have a material adverse effect on its business because other agents are available and MMIC has the in-house capacity to market directly in any of these areas. MMIC hospital insurance policies are marketed directly by MMIC and through independent agents and brokers. MMIC approves all policies (and their terms) sold by agents prior to their becoming effective, and no commissions are earned by agents until such approval has been granted.


     INVESTMENTS. MMIC's investment portfolio is under the direction of the Board of Directors acting through the Investment Committee. The Investment Committee establishes MMIC's investment policy which, in summary, is to assist in maintaining MMIC's financial stability through the preservation of assets and the maximizing of after-tax investment income. Adequate liquidity is maintained to ensure that MMIC has the ability to meet its insurance operational requirements, in particular the payment of claims. MMIC employs outside investment managers who manage the portfolio on a discretionary basis consistent with the policies set by MMIC. In addition, the Investment Committee utilizes the services of a separate outside consultant who calculates performance measures and provides an independent opinion on the overall results being obtained by the investment managers.


     MMIC's investment portfolio consists primarily of fixed income instruments, including United States government and governmental agency bonds and corporate bonds. MMIC's investment policy permits the inclusion of equity securities in the portfolio in accordance with limitations established by Minnesota law. Equities comprised 20% of the portfolio on December 31, 1997


     The following table sets forth the composition of the combined investment portfolio of MMIHC and MMIC at the dates indicated:

                                                 BOOK VALUE AT DECEMBER 31,
                                                 --------------------------
                                                      (IN THOUSANDS)
INVESTMENTS
                                                  1995      1996      1997
                                                  ----      ----      ----
Fixed maturities at fair value
  (cost:  1997 - $170,590, 1996 - $179,979,
  1995 - $174,544                              $182,817  $183,561  $171,975
Equity securities at fair value
  (cost:  1997 - $20,595, 1996 - $20,237,
  1995 - 17,670                                  28,311    38,001    49,759
Short-term                                       15,015     7,898    13,909
Other                                                                10,000
Total Investments                              $226,143  $229,460  $245,643
                                               --------  --------  --------
                                               --------  --------  --------

     The following schedule compares the average yield on investments during the last three years.


                                              YEAR ENDING DECEMBER 31,
                                        ----------------------------------
                                        1995           1996           1997
                                        ----           ----           ----
Average yield                           5.9%           5.4%           4.9%




     The fair value of fixed maturities at December 31, 1997, by contractual maturity, is shown below as a percentage of the total fixed maturities portfolio:



                                                   PERCENTAGE OF FIXED
     MATURITY                                MATURITY PORTFOLIO AT FAIR VALUE
     --------                                --------------------------------
     0 - 1 year                                           6%
     1 - 5 years                                         31
     5 - 10 years                                        13
     Over 10 years                                       50
                                                        ---
                                                        100%
                                                        ----
                                                        ----


     RATING. A. M. Best & Company, Inc. ("Best's"), publisher of BEST'S INSURANCE REPORTS, PROPERTY-CASUALTY, has assigned MMIC an A, or excellent, rating in 1996. Best's ratings range from A++ to F, and are based on an analysis of the financial condition and operation of an insurance company as compared with the industry in general. MMIHC believes that a favorable rating has a positive effect since customers and their advisors often review Best's ratings when selecting an insurer and are more apt to purchase insurance from a company with a positive rating because of the greater security and stability associated with a positive rating. A positive rating relates to the ability of an insurer to meet its insurance obligations and does not directly relate to the value of the insurer's securities. A.M. Best calculates several ratios and publishes them each year as part of its annual report.

     GOVERNMENT REGULATION. MMIC is subject to governmental regulation in the states in which it conducts its business - Minnesota, Iowa, Nebraska, Illinois, Wisconsin, North Dakota and South Dakota. Such regulation is conducted by state agencies having broad administrative power dealing with all aspects of MMIC's business, including policy terms, rates, dividends and retroactive premium adjustments to insureds, and dividends to the parent corporation, MMIHC.
Without prior approval from the Minnesota Commissioner of Commerce, annual dividends to MMIHC cannot exceed 10 percent of unassigned surplus of MMIC or the prior year's net income from operations of MMIC, whichever is greater. MMIC is also subject to statutes that require it to file periodic information with state regulatory authorities, and is subject to a financial and business conduct examination every three years. MMIHC is also subject to statutes governing insurance holding company systems in Minnesota, which relate primarily to the acquisition of control of insurance companies directly or through a holding company.

     COMPETITION.  MMIC's major competitor is the St. Paul Companies.  The
St. Paul Companies is a major national property-casualty insurance company, is the largest writer of medical professional liability insurance in the United States, and is many times larger than MMIC. In addition to the St. Paul Companies, several other national companies have become active in the last several years, including Medical Protective Insurance Company, CNA Insurance Company, and the MMI Companies. At this time these additional competitors have achieved limited market penetration, but represent an increasing competitive pressure for the future. In addition, several other physician-owned specialty carriers have entered the market, but have yet to be a significant factor in MMIC's area. Finally, over the past few years several large self-insured hospitals in Minneapolis and Des Moines have purchased MMIC insured clinics, and other physician practices have been purchased by large, self-insured clinics such as the Mayo Clinic. Although this trend slowed significantly in 1997. These trends are causing a contraction in the market for MMIC's primary
malpractice insurance.   MMIC is the only carrier in Minnesota, Iowa and North
Dakota markets endorsed by local medical societies and owned by its physician-insureds, which management believes gives MMIC a competitive advantage in marketing to physicians.



     The market for medical professional liability insurance is changing, especially with the dramatic changes proposed and occurring in the broader health care industry. Significant changes in the market for medical professional liability insurance are possible as a result of developments such as practice consolidation and integration, physician-hospital organizations, various forms of managed health care, various forms of alliances between providers, proposals for enterprise liability, and many others. Management is developing new programs and products which it believes will allow it to remain competitive as such change occurs, although no assurance can be given to that effect.



     EMPLOYEES. As of December 31, 1997, MMIHC employed 65 persons, of whom five were executives, 45 were supervisory employees or specialists, and 15 were clerical employees. None of the employees is covered by a collective bargaining agreement and management believes that relations with employees are good.


     PROPERTIES. MMIHC owns the following fixed assets, all of which are used in the conduct of its business:


                                                              NET BOOK VALUE
                                                            DECEMBER 31, 1997
                                                            ------------------
Office furniture and equipment                                     $289,933
Leasehold improvements at leased premises,
   6600 France Ave. S., Minneapolis, MN                              29,435
Computer hardware                                                   469,624
Computer system software                                            625,657
                                                                   --------
     Total                                                       $1,414,649
                                                                 ----------
                                                                 ----------

MMIHC and MMIC own no real estate. MMIHC leases approximately 15,765 square feet of office space in Edina, Minnesota under a 10-year lease that expires in 2001, subject to the option of MMIHC to renew the lease for an additional five years after the original term. An additional 4,060 square feet of office space is leased in West Des Moines, Iowa under a 10-year lease that expires in 2000, with an option for MMIHC to extend the term for an additional five years after the original term. Finally, 1,249 square feet of office space is leased in Omaha, Nebraska under a three year lease that expires November 30, 2000. Aggregate annual rent expense was $427,646 for 1997 and $392,282 for 1996. Management believes such space will be sufficient for the conduct of its business for the foreseeable future.


     LITIGATION. MMIC believes that its loss and loss adjustment expense reserves are adequate to cover possible liability from claims and lawsuits against its insureds which arise in the normal course of its insurance business. Apart from such matters, MMIC is not a party to any pending or threatened legal proceeding which could have a material adverse effect on its operations.

                                      MANAGEMENT

DIRECTORS

     The names and ages of the directors of MMIHC and MMIC, the year each first became a director, and the number of Class A Common Shares owned by each as of December 31, 1996, are as follows:


                                                  DIRECTOR      CLASS A COMMON
NAME                               AGE             SINCE         SHARES OWNED
----                               ---            -------       --------------
Michael Abrams                     36             1996                 0
John R. Balfanz, M.D.              52             1995                14
Gail P. Bender, M.D.               50             1996                22
James R. Bishop, M.D.              55             1994                 0
David P. Bounk                     51             1995                 0
E. Duane Engstrom, M.D.            66             1986                34
  Secretary
Roger L. Frerichs, M.D.            58             1988                84
Richard Geier Jr., M.D.            57             1995                20

Anthony C. Jaspers, M.D.           50             1996                49
Russel J. Kuzel, M.D.              45             1997                24
Wayne F. Leebaw, M.D.              54             1994                23
Steven A. McCue, M.D.              56             1995               120
William J. McMillan Jr., M.D.      50             1997                66
Harold W. Miller, M.D.             50             1996                26
Anton S. Nesse, M.D.               59             1989                53
Mark D. Odlund, M.D.               45             1996                81

G. William Orr, M.D.               62             1996                52

Norman Rinderknecht, M.D.          63             1993                93
Paul S. Sanders, M.D.              53             1984                 0
Richard D. Schmidt, M.D.           54             1990               145
Andrew J. K. Smith, M.D.           55             1990               192
  Chairman
G. David Spoelhof, M.D.            44             1989                46
Tom D. Throckmorton, M.D.          52             1997                68
Bruce R. Trimble, M.D.             57             1993                22
Vice Chairman

     As of December 31, 1997 the directors of MMIHC, as a group, owned 1,234 Class A Common Shares, or one percent of the total Class A Common Shares outstanding as of such date. No executive officer owned any Class A Common Shares as of such date.



     All of the directors have been principally engaged in the practice of medicine for more than five years, except for Dr. Sanders who has been the Executive Vice President of the MMA since 1990, Michael Abrams, who has been the Executive Director of the Iowa Medical Society (the "IMS") since 1996 and David
P. Bounk who has been President and CEO of MMIHC since 1991. Prior to 1996, Mr. Abrams was Director, Governmental Relations of the Indiana Medical Association for nine years.


     The Bylaws of MMIHC provide that MMIHC's Board of Directors shall include the following: (1) up to 20 physicians divided into three classes and elected for staggered three-year terms; (2) for as long as the Class B Common Share is outstanding, the Chief Executive Officer of the MMA and the Executive Vice President of the IMS, both of whom shall be ex-officio directors; (3) the President of MMIHC as an ex-officio director; and (4) such additional ex-officio and advisory members as the Board of Directors may determine. At least two-thirds of the voting members of the Board of Directors must be members of a state medical association and insured by MMIC. The MMA, which has the exclusive right to elect directors, has agreed to elect the directors nominated by a committee of the Board of Directors. Directors serve until their successors are elected and qualified or until their prior resignation, removal, death or disqualification.

     The Bylaws of MMIHC provide for the election of directors who are members of the IMS in a number, when compared to the total number of directors, which is proportionate to the number of Iowa insureds compared to the total number of MMIC insureds, subject to a minimum of two Iowa directors, one of whom shall be the Executive Vice President of the IMS, for as long as the Class B Common Share is outstanding. The MMA has placed the Class B Voting Share in a voting trust which requires the trustee to vote the share for the election of the Iowa directors nominated by the IMS.

     The Board of Directors of MMIHC has the following standing committees: (1) Executive; (2) Audit and Budget; (3) Nomination; and (4) Compensation. The activities and current membership of each of these committees are described below:

     The Executive Committee, pursuant to Minnesota law and the Bylaws of MMIHC, has the full power and authority to act for the Board between its meetings. The members of the Executive Committee include the Chairman, Vice Chairman and Secretary of the Board of MMIHC, the President, and such other individuals as appointed by the Board of Directors. The persons currently on the Executive Committee are as follows: Andrew J.K. Smith, Chairman, David P. Bounk, E. Duane Engstrom, M.D., Roger L. Frerichs, M.D., Richard Geier, M.D., Paul S. Sanders, M.D., Richard D. Schmidt, M.D., Bruce Trimble, M.D. and Michael Abrams.

     The Audit and Budget Committee reviews and approves the annual audit of the books and records and annual budget of MMIHC. The members of the Audit and Budget Committee are R. Bruce Trimble., Andrew J.K. Smith, M.D., Richard Geier, M.D., John Balfanz, M.D. and Norman Rinderknecht, M.D.

     The Nominating Committee submits to the Board of Directors the names of all nominees for election to the Board. The Chairman of the Board is a member of the Nominating Committee together with the Vice-Chairman of the Board, the Chairman of the Board of the MMA or his or her designate, the Chief Executive Officer of the MMA, and such two members as appointed by the Board. The members of the Nominating Committee are Andrew J.K. Smith, M.D., Paul S. Sanders, M.D., Michael Abrams, R. Bruce Trimble, M.D., Anthony Jaspers, M.D., and Tim Crimmins, M.D.


     The Compensation Committee reviews and establishes the compensation and benefits of all executives of MMIHC. The Committee consists of the Chairman of the Board, the Vice Chairman of the Board, and two additional members appointed by the Board. The current members of the Compensation Committee are Andrew J.K. Smith, M.D., R. Bruce Trimble, M.D., and James Bishop, M.D. and Charles A. Geer.


     The Bylaws of MMIC provide that the directors of MMIHC shall also serve as the directors of MMIC, with the exception of any outside directors of MMIHC. Outside directors are persons who are not policyholders of MMIC or members of the MMA. There are currently no outside directors of MMIHC so the Boards of MMIHC and MMIC are identical at this time.

     The Board of Directors of MMIC has the following standing committees: (1) Claims (Minnesota and Iowa); (2) Investment; and (3) Underwriting/Risk Management. The activities and current membership of each of these committees are described below.

     The Minnesota and Iowa Claims Committees review trial alerts and individual claims when the settlement authority request is in excess of $350,000. The Claims Committees also review periodically all claims and lawsuits that have been closed and monitors overall claim statistics. The members of the Minnesota Claims Committee are Anton S. Nesse, M.D., Theodore S. Olson, M.D., William Eversmann, Jr., M.D., Mark D. Odland, M.D., Gail Bender, M.D., James R. Bishop, M.D., William L. Youmans, M.D., Susan J. Cushman, M.D. The members of the Iowa Claims Committee are James F. Black, M.D., Norman L. Bone, M.D., Clarence H. Denser, Jr., M.D., William W. Eversmann, Jr., M.D., Joe F. Fellow, M.D., Kevin
R. Kopesky, M.D., Lance E. Longnecker, M.D., James R. Skinner, M.D.

     The Investment Committee establishes investment policy which is approved by the Board and implemented by professional investment managers, who are employed by MMIC for that purpose. The Investment Committee meets frequently with MMIC's investment manager and reviews the past performance, the current portfolio and the future direction of MMIC's investments. See "Business-Investments." The members of the Investment Committee are Richard Geier, Jr., M.D., Chairman, Charles A. Geer, M.D., Michael Abrams, M.D.,

Andrew Smith, M.D., Paul Sanders, M.D., Gail Bender, M.D., Harold Miller, M.D., William Orr, M.D., and Norman Rinderknecht, M.D.


     The Underwriting/Risk Management Committee establishes criteria for acceptability of new applicants for insurance. The committee reviews closed claims to determine renewal acceptability for current policyholders and recommend changes in underwriting policy to the Board of Directors. The members of the Committee are Richard Schmidt, M.D., Chairman, Charles F. Eisenbeis, M.D., Stephen A. McCue, M.D., George J. Nemanich, M.D., Thomas F. Varecka, M.D., Norman Rinderknecht, M.D., William J. McMillan, Jr., M.D., M.D., John R. Balfanz, M.D., E. Duane Engstrom, M.D., Anthony C. Jaspers, M.D., and Paul Sanders, M.D.


     The Chairman of the MMIHC Board of Directors (currently Dr. Smith) is paid an annual fee of $31,500. All members of the Board of Directors currently are paid $750 for each meeting of the Board of Directors they attend. In addition, members of the Executive Committee currently are paid $750 for each meeting of the Executive Committee they attend, and committee chairmen are paid $600 for each meeting of the standing committee they chair. Other members of standing committees currently are paid between $300 and $500, depending upon distance traveled, for each committee meeting they attend.

EXECUTIVE OFFICERS

     The names, ages and positions of the executive officers of MMIHC and MMIC are as follows:



NAME                     AGE       POSITION
----                     ---       --------
David P. Bounk           51        President and Chief Executive Officer

Merlin R. Bretzman       63        Vice President-Finance and Treasurer (Former)

Niles A. Cole            37        Vice President-Finance, Chief Financial
                                   Officer and Treasurer (Current).

Jack L. Kleven           51        Vice President-Claims

Elizabeth S. Lincoln     44        Vice President-Risk Management

Michael Rutz             44        Vice President-Underwriting



     Mr. Bounk has over 29 years experience in the insurance industry and joined MMIHC and MMIC as President and Chief Executive Officer in August, 1990.
Mr. Bounk has an MBA degree in finance.


     Mr. Bounk has an annual employment agreement which renews for successive calendar-year terms unless it is terminated by either party at least 60 days prior to any renewal date. The agreement provides that Mr. Bounk's base salary will be adjusted annually by the Executive Committee. If the agreement is terminated by MMIHC for cause or by Mr. Bounk voluntarily, he is entitled to receive his base salary for 30 days thereafter. If the agreement is terminated by MMIHC without cause, Mr. Bounk is entitled to receive his base salary for six months thereafter, plus one additional month for each year of service, subject to a maximum of 12 additional months, and then only until he commences new employment or self-employment. The agreement also prohibits Mr. Bounk from competing with MMIHC for one year following his termination of employment.


     Mr. Bretzman has over 40 years experience in the insurance industry, including 23 years with Blue Cross/Blue Shield of Minnesota prior to joining MMIHC's predecessor in 1983. He retired from his position effective March 31, 1998. He has a BA degree in accounting.



     Mr. Cole has over 14 years experience in the insurance industry. He joined MMIHC in December, 1996 and has been in his current position since March 17, 1998. He was a Vice President of Physicians Insurance Exchange in Seattle, Washington for 7 years prior to joining MMIHC. He has BS degree in finance and accounting.

     Mr. Kleven has over 25 years experience in medical malpractice claims adjusting and management. He joined MMIHC's predecessor in 1983, and has held his current position since March, 1986. He has a BS degree in business.



     Ms. Lincoln has over 15 years experience in medical professional liability risk management. She joined MMIHC's predecessor in 1982, and has held her current position since January, 1990. She has a J.D. degree.



     Mr. Rutz has over 19 years experience in the insurance industry, including 10 years in medical malpractice. From June, 1986 through April, 1994, he was Senior Regional Underwriting Manager with St. Paul Fire and Marine Insurance Company. From May, 1994 through April, 1995, he was Vice President with Alexander and Alexander, insurance brokers. He joined the company in May 1995 as Vice President - Underwriting. He has a BS degree in resource management.


     Effective January 1, 1997, MMIHC entered into termination agreements with the executive officers. These agreements provide a severance package to these executives in the event of termination of employment without cause, ranging from three months to 18 months depending upon length of employment and position.

     Officers serve until their successors are appointed by the Board of Directors, or until their prior resignation, removal or death.

SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation paid by MMIHC to its Chief Executive Officer and each of its four other most highly-compensated executive officers during the last three fiscal years:


                                                             ANNUAL COMPENSATION
                                                             -------------------
             PRINCIPAL                                            ALL OTHER
NAME         POSITION           YEAR     SALARY       BONUS     COMPENSATION(1)
--------------------------------------------------------------------------------
David P.     President          1997    $187,088    $56,126        $20,963
Bounk        & Chief            1996     170,080     51,024         17,687
             Executive          1995     162,760     47,200         22,620
             Officer

Merlin R.    Vice President-    1997    $150,500    $45,168        $19,264
Bretzman     Finance and        1996     133,240     39,972         18,478
             Treasurer          1995     127,500     36,975         19,899

                                                             ANNUAL COMPENSATION
                                                             -------------------
           PRINCIPAL                                              ALL OTHER
NAME       POSITION         YEAR    SALARY          BONUS       COMPENSATION(1)
--------------------------------------------------------------------------------
Jack L.    Vice President-  1997   $145,840       $43,752        $17,193
Kleven     Claims           1996    132,420        39,796         17,384
                            1995    126,720        36,749         18,512


Elizabeth  Vice President-  1997   $114,110       $34,233        $14,113
S. Lincoln Risk Management  1996     97,020        29,106         14,319
                            1995     88,690         5,720         13,677

Michael G. Vice President   1997   $114,110       $34,233        $14,113
Rutz       Underwriting     1996   $108,680       $32,604        $14,980
                            1995     65,000         7,250          8,658


(1) Includes employer contributions to qualified retirement plans and the term and cash surrender value of supplemental life insurance premiums.

     The compensation of the President is determined by the Executive Committee. Pursuant to the Bylaws, the President is a member of the Executive Committee, but he does not participate in actions on his compensation. The President determines the compensation of the other executive officers.


     MMIHC also maintains a Supplemental Executive Retirement Plan ("SERP") which provides an annual retirement benefit for an executive officer who retires at age 62 with 10 years of service of 70 percent of the officer's final average salary. Benefits are reduced for years of service less than 10 and retirement prior to age 62. The annual benefit payable under the SERP is reduced by 50 percent of the officer's primary Social Security benefit and by the annual benefit (expressed in the form of an annuity) of the officer's accrued benefits under MMIHC's current money purchase pension plan and a predecessor plan. The estimated annual benefits payable upon retirement at normal retirement age for the executive officers in the Summary Compensation table are as follows: Mr. Bounk - $149,800; Mr. Bretzman - $90,900; Mr. Kleven - $101,100; Ms. Lincoln -
$58,700 and Mr. Rutz - $92,600. The estimated annual retirement benefits were calculated assuming salary increases of six percent per year, discounted four percent per year for future inflation to express the estimated benefits in today's dollars.

                             DESCRIPTION OF CAPITAL STOCK

     DESCRIPTION OF CLASS A COMMON SHARES. Class A Common Shares, $.01 par value, are uncertificated shares which may be owned by individual physicians or by individual physicians jointly with the legal entities in which they practice. In the latter case the Shares can be voted only by the physicians, subject to their right to grant proxies. Each individual holder of Class A Common Shares has only one vote, regardless of the number of shares that he or she owns. Holders of Class A Common Shares have the right to vote on all corporate matters except for the election of members of the Board of Directors of MMIHC. Such right has been granted to the MMA, the holder of the sole Class B Voting Share which is authorized and outstanding. However, the MMA has agreed to elect the directors nominated by a committee of the Board of Directors. See "Description of Class B Voting Share."

     As long as the Class B Voting Share remains outstanding, the holders of Class A Common Shares may, at any time, cause MMIHC to redeem the Class B Common Share at par value ($1,000), and thereby gain the right to elect directors.
Such an action requires the vote of a majority of the Class A shareholders and two-thirds of the Class A shareholders who vote on the question.

     The Class A Common Shares are restricted shares that cannot be sold to any person other than MMIHC and are subject to mandatory redemption at the time that the physician-insured terminates his or her insurance coverage for any reason. The redemption price will be based on the net book value of MMIHC, excluding the net book value attributable to MMIC (MMIHC's primary asset). By excluding the value attributable to MMIC from the calculation of the redemption price, MMIC's capital and surplus will be preserved and not reduced by the redemption. Other terms and conditions of the redemption will be established by the Board of Directors of MMIHC. The redemption amount thus reflects primarily MMIHC's net income from operations, which consists principally of management fees paid by MMIC, plus earnings on investments, plus any dividends paid by MMIC to MMIHC.

     Holders of Class A Common Shares will share in any remaining assets upon liquidation of MMIHC, proportionately on the basis of the number of shares held by each shareholder. In the event of any liquidation, all of the assets of MMIHC will be included, including MMIC if MMIC remains a subsidiary of MMIHC at the time of liquidation. In the event of any merger, sale of all or substantially all of the assets, or other extraordinary event, any consideration payable to holders of Class A Common Shares will reflect the full value of the Shares and will not be limited to the redemption amount.

     The Class A Common Shares do not entitle their holders to preemptive rights or cumulative voting, and no assignment or other transfer of the Class A Common Shares is permitted. Holders of Class A Common Shares are permitted to enter into voting agreements and appoint proxies to vote such shares, and are permitted to assign their rights, if any, to the proceeds from any redemption of Class A Common Shares.




     There is no market for the Class A Common Shares, nor is it anticipated that there ever will be a public or private market in which the Class A Common Shares are traded.

Accordingly, all holders of Class A Common Shares must expect to retain their shares until they cease to be policyholders of MMIC. MMIHC has never paid a dividend nor does it intend to within the foreseeable future, although the Class A Common Shares will have the right to receive dividends when, as, and if the Board of Directors of MMIHC authorizes the payment of a dividend.

     All physicians who were MMIC insureds at the time of the reorganization in 1988, IPMIT insureds at the time of its merger with MMIC in 1993, or MLM insureds at the time of its merger with MMIC in 1996, received shares of MMIHC upon completion of those transactions in accordance with the Allocation Formula set forth in the Appendix, based upon their periods of coverage by MMIC and its predecessors and their underwriting classifications. These insureds also accrue and are issued additional Shares pursuant to the Allocation Formula (reduced by the inverse of the Increased Limits Factor for Nebraska insureds, see "The Offering") for each day they remain insured with MMIC after the completion of those transactions. Issuance of shares to new insureds of MMIC is subject to a five-year vesting requirement and all rights will be forfeited if insurance coverage is not continuous for five years. The Allocation Formula has been modified since 1988 and MMIHC reserves the right to modify it in the future.


     As of December 31, 19976, there were 121,322 Class A Common Shares outstanding held by 3,450 physicians; 2,453 additional physicians have accrued the right to receive 13,041 additional Class A Common Shares subject to completion of the five-year vesting period.


     DESCRIPTION OF CLASS B VOTING SHARE. The holder of the one Class B Voting Share authorized by MMIHC's Articles of Incorporation is the MMA. The Class B Voting Share has no rights or preferences other than the right to elect the members of the Board of Directors of MMIHC. This right gives the MMA the effective right to elect the Board of Directors of MMIC, since the Bylaws of both corporations provide that each member of the Board of Directors of MMIC will be a member of the Board of Directors of MMIHC, and the MMA and MMIHC have entered into an agreement to exercise their respective voting rights to elect the same persons to the Board of Directors of MMIHC and MMIC. A nominating committee of MMIHC nominates persons to be elected as members of the Board of Directors, and the MMA has agreed to elect these persons to the Board of Directors.

     The Class B Voting Share is currently held in a voting trust which requires the trustee to vote the share for the election of at least two Iowa directors nominated by the IMS. See, "MANAGEMENT - Directors."

     As long as the Class B Voting Share remains outstanding, the holders of Class A Common Shares may, at any time, cause MMIHC to redeem the Class B Common Share at par value ($1,000) by the vote of a majority of the outstanding Class A shareholders and two-thirds of the Class A shareholders who vote on the question.

                                    LEGAL MATTERS

     The validity of the shares of MMIHC Class A Common Stock to be issued in connection with this offering is being passed upon for MMIHC by its general counsel, Charles A. Geer, Esq., Minneapolis, Minnesota. Best & Flanagan PLLP, Minneapolis, Minnesota, has acted as special securities law counsel to MMIHC.

                                       EXPERTS


     The consolidated financial statements and schedules of  Medical
Insurance Holding Company at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                           INDEX TO FINANCIAL STATEMENTS


                                 FINANCIAL STATEMENTS


                                                                          Page No.
Consolidated Financial Statements

   Report of Independent Auditors  . . . . . . . . . . . . . . . . . . . .    F1
   Consolidated Balance Sheets - December 31, 1997 and 1996. . . . . . . .    F2
     Consolidated Statements of Income - For the Years Ended
     December 31, 1997, 1996 and 1995. . . . . . . . . . . . . . . . . . .    F3
     Consolidated Statements of Changes in Other Shareholders'
     Equity - For the Years Ended December 31, 1997, 1996 and 1995 . . . .    F4
     Consolidated Statements of Cash Flows - For the Years Ended
     December 31, 1997, 1996 and 1995. . . . . . . . . . . . . . . . . . .    F5
   Notes to Consolidated Financial Statements. . . . . . . . . . . . . . .    F6

                          FINANCIAL STATEMENT SCHEDULES

Report of Independent Auditors . . . . . . . . . . . . . . . . . . . . . .   F27
Schedule II - Condensed Financial Information of Registrant
   (Parent Company). . . . . . . . . . . . . . . . . . . . . . . . . . . .   F28
   Balance Sheets - December 31, 1997 and 1996 . . . . . . . . . . . . . .   F28
   Statements of Income - For the Years Ended December 31, 1997,
     1996 and 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F29
   Statements of Cash Flows - For the Years Ended December 31,
     1996, 1995 and 1994 . . . . . . . . . . . . . . . . . . . . . . . . .   F30
   Note to Condensed Financial Statements. . . . . . . . . . . . . . . . .   F31

Schedule IV - Reinsurance - For the Years Ended December 31, 1997,
   1996 and 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F32


                                       32

Schedule VI - Supplemental Information Concerning
     Property/Casualty Insurance Operations - December 31, 1997
     and 1996 and for Each of the Three Years in the Period
     Ended December 31, 1997 . . . . . . . . . . . . . . . . . . . . . . .   F33

                            Report of Independent Auditors



Board of Directors
Midwest Medical Insurance Holding Company and Subsidiaries



We have audited the accompanying consolidated balance sheets of Midwest Medical Insurance Holding Company and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in other shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Midwest Medical Insurance Holding Company and Subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                             /s/ Ernst & Young LLP



Minneapolis, Minnesota
February 2, 1998

 Medical Insurance Holding Company and Subsidiaries



Consolidated Balance Sheets



(IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)



                                                            DECEMBER 31
                                                       -----------------------
                                                         1997           1996
                                                       --------       --------
ASSETS
Investments:
Fixed maturities at fair value (cost:
  1997--$170,590; 1996--$179,979)                      $171,975       $183,561
Equity securities at fair value (cost:
  1997--$20,595; 1996--$20,237)                          49,759         38,001
Short-term                                               13,909          7,898
Other                                                    10,000              -
                                                       -----------------------
                                                        245,643        229,460

Cash                                                      2,378              -
Accrued investment income                                 2,341          2,778
Reinsurance recoverable                                  19,117         22,174
Other assets                                              6,036          6,451
Deferred income taxes                                         -          1,130
                                                       -----------------------
Total assets                                           $275,515       $261,993
                                                       -----------------------
                                                       -----------------------
LIABILITIES, REDEEMABLE STOCK AND OTHER
SHAREHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses             $107,806       $110,037
Unearned premiums                                         6,072          6,860
Retrospective premiums                                    9,905         10,838
Deferred income taxes                                     3,592              -
Amounts due reinsurers                                    2,984          7,274
Other liabilities                                        11,389          8,102
                                                       -----------------------
Total liabilities                                       141,748        143,111

Redeemable stock:
Class A Common Stock--authorized 300,000 shares,
  issued and outstanding 121,322 shares in 1997
  and 118,209 shares in 1996                              7,476          7,603
Class B Common Stock--authorized, issued and
  outstanding 1 share                                         1              1
                                                       -----------------------
                                                          7,477          7,604

Other shareholders' equity                              126,290        111,278
                                                       -----------------------
Total liabilities, redeemable stock and other
shareholders' equity                                   $275,515       $261,993
                                                       -----------------------
                                                       -----------------------



SEE ACCOMPANYING NOTES.

 Medical Insurance Holding Company and Subsidiaries



Consolidated Statements of Income



(IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)



                                                  YEAR ENDED DECEMBER 31
                                                  ----------------------
                                             1997         1996          1995
                                           -----------------------------------
Revenues:
Net premiums earned                        $33,795      $32,046        $29,798
Net investment income                       11,509       12,061         12,278
Realized capital gains                       6,484        1,771          1,646
Other                                          404          857            334
                                           -----------------------------------
                                            52,192       46,735         44,056

Losses and expenses:
Losses and loss adjustment expenses         31,834       32,257         37,560
Other underwriting expenses                  6,595        5,539          6,482
                                           -----------------------------------
                                            38,429       37,796         44,042
                                           -----------------------------------
Income before income taxes                  13,763        8,939             14

Income taxes (benefit)                       4,463        1,458         (1,711)
                                           -----------------------------------
Net income                                 $ 9,300      $ 7,481        $ 1,725
                                           -----------------------------------
                                           -----------------------------------

Income per common share                    $ 77.79      $ 64.45        $ 15.08
                                           -----------------------------------
                                           -----------------------------------

Income per common share--assuming
  dilution                                 $ 70.23      $ 58.33        $ 13.74
                                           -----------------------------------
                                           -----------------------------------



SEE ACCOMPANYING NOTES.

 Medical Insurance Holding Company and Subsidiaries



Consolidated Statements of Changes in Other Shareholders' Equity



(IN THOUSANDS)



                                                                                       UNREALIZED
                                                                                      APPRECIATION
                                                                                     ON INVESTMENTS,
                                                          PAID-IN        RETAINED        NET OF
                                                          CAPITAL        EARNINGS     INCOME TAXES      TOTAL
                                                          ----------------------------------------------------
Balance at December 31, 1994                              $12,734        $76,378        $   356      $  89,468
Net income                                                      -          1,725              -          1,725
Net loss of  Medical Insurance Holding Company
includable in Class A Common Stock redemption value             -            387              -            387
Dividend declared by subsidiary payable to
Medical Insurance Holding Company                               -           (260)             -           (260)
Increase in unrealized appreciation, net of income tax          -              -         11,936         11,936
Adjustment to pro forma combination of  Medical
Insurance Holding Company and Medical Liability Mutual
Insurance Company                                               -            (26)             7            (19)
Adjustment to pro forma distribution to holding
company from subsidiary to reflect change in number
of Class A common shares issued and net redemption
value per share                                                55              -              -             55
                                                          ----------------------------------------------------
Balance at December 31, 1995                               12,789         78,204         12,299        103,292
Net income                                                      -          7,481              -          7,481
Net income of  Medical Insurance Holding
Company includable in Class A Common Stock
redemption value                                                -         (1,070)             -         (1,070)
Increase in unrealized appreciation, net of income tax          -              -          1,575          1,575
                                                          ----------------------------------------------------
Balance at December 31, 1996                               12,789         84,615         13,874        111,278
Net income                                                      -          9,300              -          9,300
Net income of  Medical Insurance Holding Company
includable in Class A Common Stock redemption value             -           (270)             -           (270)
Net income of  Medical Insurance Holding Company
Services, Inc. includable in Class A Common Stock
redemption value                                                -             (2)             -             (2)
Increase in unrealized appreciation, net of income tax          -              -          5,984          5,984
                                                          ----------------------------------------------------
Balance at December 31, 1997                              $12,789        $93,643        $19,858       $126,290
                                                          ----------------------------------------------------
                                                          ----------------------------------------------------



SEE ACCOMPANYING NOTES.

 Medical Insurance Holding Company and Subsidiaries



Consolidated Statements of Cash Flows



(IN THOUSANDS)



                                                  YEAR ENDED DECEMBER 31
                                                  ----------------------
                                             1997         1996          1995
                                           -----------------------------------
OPERATING ACTIVITIES
Net income                                  $9,300     $  7,481       $  1,725
Adjustments to reconcile net income to
net cash provided by (used in) operating
activities:
Decrease (increase) in accrued investment
income                                         437           97            (50)
Decrease (increase) in reinsurance
recoverable                                  3,057        2,938         (1,475)
Decrease (increase) in other assets            415        1,015         (1,898)
Deferred tax provision                       1,494          298            482
(Decrease) increase in unpaid losses and
loss adjustment expenses                    (2,231)     (10,227)         9,297
Decrease in unearned premiums                 (788)        (173)          (281)
Decrease in retrospective premiums            (933)         (26)        (3,171)
Decrease in amounts due reinsurers          (4,290)        (544)        (1,287)
Increase (decrease) in other liabilities     3,287         (236)           469
Accretion of bond discount, net of
premium amortization                          (618)      (1,080)        (1,087)
Realized capital gains                      (6,484)      (1,771)        (1,646)
Compensation expense for vested Class A
common shares                                  253          156            193
                                          ------------------------------------
                                             2,899       (2,072)         1,271
INVESTING ACTIVITIES
Purchases of fixed maturity investments
and equity securities                     (311,947)     (75,684)       (56,345)
Sales of fixed maturity investments and
equity securities                          318,085       54,293         52,545
Calls and maturities of fixed maturity
investments                                      -       16,250          7,535
Net (purchases) sales of short-term
investments                                 (6,011)       7,117         (5,261)
                                          ------------------------------------
                                               127        1,976         (1,526)
FINANCING ACTIVITIES
Redemption of Class A Common Stock            (648)        (608)          (829)
                                          ------------------------------------

Increase (decrease) in cash                  2,378         (704)        (1,084)
Cash at beginning of year                        -          704          1,788
                                          ------------------------------------
Cash at end of year                       $  2,378        $   -        $   704
                                          ------------------------------------
                                          ------------------------------------



SEE ACCOMPANYING NOTES.

 Medical Insurance Holding Company and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 1997



1. ACCOUNTING POLICIES



ORGANIZATION AND OPERATIONS



The Minnesota Medical Insurance Exchange (Exchange) began operations in
October 1980 as a reciprocal or inter-insurance exchange organized under Chapter 71A of the Minnesota Statutes. Minnesota Medical Management, Inc. (MMMI) was the Exchange's attorney-in-fact and was responsible for management of the Exchange.



On November 30, 1988, the Exchange was reorganized into a stock insurance company, Medical Insurance Company (MMIC), under the statutes of the State of Minnesota. Concurrently, MMMI merged with the Medical Insurance Holding Company (MMIHC) which then acquired all outstanding shares of the reorganized stock company.



Effective July 1, 1993, MMIC merged with Iowa Physicians Mutual Insurance Trust (IPMIT), a physician-owned professional liability insurance company providing insurance coverage to Iowa physicians. As provided for in the agreement and plan of merger, IPMIT was merged into MMIC. The merger was accounted for as a pooling-of-interests.



During 1995, MMIHC formed MMIHC Services, Inc. to provide agency services for the distribution of complementary insurance products and services to physicians, clinics and hospitals.



Effective June 5, 1996, MMIC merged with Medical Liability Mutual Insurance Company of Nebraska (MLM), a physician-owned professional liability insurance company providing insurance coverage to Nebraska physicians. As provided for in the agreement and plan of merger, MLM was merged into MMIC. The merger was accounted for as a pooling-of-interests and, accordingly, the consolidated financial statements include the combined financial position and results of operations of MMIHC and MLM for all periods presented.

 Medical Insurance Holding Company and Subsidiaries

1. ACCOUNTING POLICIES (CONTINUED)



MMIHC provides management and administrative services to MMIC for a fee generally equal to the cost of services provided plus ten percent. The insurance company provides professional liability insurance to physicians in Minnesota, Iowa, Nebraska, North Dakota and South Dakota.



Insurance policies issued by MMIC are on a "claims made" basis and provide coverage for the policyholder for claims first made against the policyholder and reported to MMIC during the policy period for claims which occurred on or after the retroactive date stated in the policy.



MMIC provides, upon payment of an additional premium, a reporting endorsement which extends the period in which claims otherwise covered by the "claims made" policy may be reported to MMIC. In the event of death or permanent disability of a policyholder, the reporting endorsement is issued without additional premium. Upon retirement, as defined in the policy, a policyholder with at least five years of consecutive coverage with MMIC is eligible for a credit toward the additional premium for the reporting endorsement.



Prior acts coverage may be purchased by policyholders who were previously insured under a "claims made" policy with another professional liability insurer for an additional premium at the option of the insured in lieu of purchasing reporting endorsement coverage from the previous insurer.



PRINCIPLES OF CONSOLIDATION



The consolidated financial statements include the accounts of MMIHC and its wholly-owned subsidiaries, MMIC and MMIHC Services, Inc. All transactions between MMIHC and its subsidiaries have been eliminated in consolidation with the exception of the distribution of capital to MMIHC by MMIC in the form of dividends.



Hereafter, MMIHC, MMIC and MMIHC Services, Inc. shall be collectively referred to as the Company unless the reference pertains to a specific entity.

 Medical Insurance Holding Company and Subsidiaries

1. ACCOUNTING POLICIES (CONTINUED)



BASIS OF PRESENTATION



The consolidated financial statements have been presented in conformity with generally accepted accounting principles, which differ in certain respects from statutory accounting practices followed by MMIC in reporting to the Department of Commerce of the State of Minnesota (see Note 10).



USE OF ESTIMATES



The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.



INVESTMENTS



The Company manages its investment portfolio to achieve its long-term investment objective of providing for the financial stability of the Company through preservation of assets and maximization of total portfolio return. Although management believes the Company has the ability to hold its fixed maturity investment portfolio to maturity, these investments are classified as "available for sale" as management may take advantage of opportunities to increase total return through sales of selected securities in response to changing market conditions.



Consistent with management's classification of its investment in debt and equity securities as available for sale, such investments are carried at fair value with unrealized holding gains and losses reflected as a separate component of equity, net of applicable deferred taxes.



Fair values are based on quoted market prices, where available. For fixed maturity investments not actively traded, fair values are estimated using values obtained from independent pricing services.

 Medical Insurance Holding Company and Subsidiaries

1. ACCOUNTING POLICIES (CONTINUED)



Short-term investments are principally money market funds backed by U.S. government securities and are recorded at cost which approximates fair value.



Other investments are equity interests in non-traded real estate investment trusts and are recorded at cost which approximates fair value.



Realized gains and losses on sales of investments are reported on a pre-tax basis as a component of income and are determined on the specific identification basis.



LOSSES AND LOSS ADJUSTMENT EXPENSES



The liability for unpaid losses and loss adjustment expenses represents an estimate of the ultimate cost of all such amounts which are unpaid at the balance sheet dates. The liability is based on both case-by-case estimates and statistical analysis and projections using the historical loss experience of MMIC, and gives effect to estimates of trends in claim severity and frequency. These estimates are continually reviewed and, as adjustments become necessary, such adjustments are included in current operations. MMIC believes that the estimate of the liability for losses and loss adjustment expenses is reasonable.



PREMIUMS



Premiums received are recorded as earned ratably over the lives of the policies to which they apply. A portion of premiums received is deferred to recognize MMIC's obligation to provide reporting endorsement coverage without additional premium upon the death, disability or retirement of policyholders. This amount is recorded as an unearned premium reserve and represents the actuarially determined present value of future benefits to be provided less the present value of future revenues to be received.



MMIC has a retro premium program whereby physicians may receive credits against future premiums based upon loss experience of MMIC. Amounts to be returned under the program are accrued when approved by the Board of Directors and reflected as a reduction in net premium earned.

 Medical Insurance Holding Company and Subsidiaries

1. ACCOUNTING POLICIES (CONTINUED)



REINSURANCE



MMIC cedes reinsurance in order to reduce its liability on individual risks and to enable it to write business at limits it otherwise would be unable to accept. All reinsurance contracts are excess-of-loss contracts which indemnify MMIC for losses in excess of a stated retention limit up to the policy limits.



Reinsurance receivables and recoverables and prepaid reinsurance premiums are reported as assets and reserve liabilities are reported gross of reinsurance credits.



UNDERWRITING EXPENSES



Underwriting costs are expensed when incurred. Due to the nature of its operations, MMIC does not pay significant amounts in commissions.



INCOME TAXES



The Company uses the asset and liability method of accounting for income taxes. Deferred income tax assets or liabilities are recognized for the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes.



EARNINGS PER SHARE



In 1997, the Financial Accounting Standards Board issued Statement No. 128, EARNINGS PER SHARE. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of all earned but unissued shares of Class A common stock (see Note 2). Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented and, where appropriate, restated to conform to the Statement 128 requirements.

 Medical Insurance Holding Company and Subsidiaries

1. ACCOUNTING POLICIES (CONTINUED)

RECLASSIFICATIONS

Certain amounts in the prior years' financial statements have been reclassified to conform with the current year presentation.

2. REDEEMABLE STOCK

Effective November 30, 1988, MMIC policyholders earn Class A Common Shares for each month of service pursuant to a stock allocation formula based on underwriting risk classification. Shares earned by new policyholders are not issued until the end of five years of continuous coverage under an MMIC policy (the vesting date). The Company does not record any amounts related to unissued Class A Common Shares. At the vesting date, the issued shares are recorded at the then current redemption value (see Note 12).

The Company accounts for these shares by increasing Common Stock by the par value ($.01 per share) of the newly issued shares, increasing paid-in capital by the excess of the redemption value over par and charging stock compensation expense for the full redemption value. Once vested, policyholders will continue to earn shares for each month they remain insured with MMIC according to the stock allocation formula. The Company accounts for additional shares issued to vested policyholders by increasing Common Stock for the par value of the shares and decreasing retained earnings by the same amount.

MMIC policyholders whose initial effective date was on or before the November 30, 1988 reorganization, IPMIT policyholders whose initial effective date was on or before December 31, 1992 and MLM policyholders whose initial effective date was on or before December 31, 1995 became fully vested upon initial receipt of their shares without regard to their length of coverage. These policyholders will continue to earn and receive additional Class A shares for each month they remain insured with MMIC. The Company accounts for these shares similar to additional shares issued to other fully vested shareholders.

 Medical Insurance Holding Company and Subsidiaries

2. REDEEMABLE STOCK (CONTINUED)



In accordance with the Articles of Incorporation and By-laws of MMIHC, only active policyholders of MMIC may own shares of Class A Common Stock of MMIHC. At each meeting of the shareholders, every Class A shareholder having the right to vote shall be entitled to one vote, either in person or by proxy, regardless of the number of Class A shares held by the individual.



Class A shareholders are required to redeem their shares with MMIHC upon termination as policyholders of MMIC. The net redemption value (NRV) of the shares is equal to the net book value of MMIHC, excluding the amount of net book value that is attributable to MMIC, divided by the number of outstanding Class A Common Shares of MMIHC at the semi-annual valuation dates of June 30 and December 31 of each year. The amount paid upon redemption is the redemption value determined at the most recent semi-annual valuation.



MMIHC has issued one share of Class B voting stock which carries with it the right to elect the Board of Directors of MMIHC. The voting rights are currently exercised by the Minnesota Medical Association and the Iowa Medical Society. A majority of the Class A shareholders may at any time, by a two-thirds vote, elect to redeem the Class B share at cost.

 Medical Insurance Holding Company and Subsidiaries



Notes to Consolidated Financial Statements (continued)




2. REDEEMABLE STOCK (CONTINUED)



Following is the detail of changes in redeemable stock for each of the three years in the period ended December 31, 1997 (in thousands, except for share and per share amounts):




                                                                                                        UNREALIZED
                                                                                                       APPRECIATION
                                                                                                      (DEPRECIATION)
                                                                                                            ON
                                           CLASS A COMMON STOCK      CLASS B     MMIHC       MMIHC      INVESTMENTS,
                                           --------------------      COMMON     PAID-IN     RETAINED   NET OF INCOME
                                           SHARES        AMOUNT       STOCK     CAPITAL     EARNINGS       TAXES        TOTAL
                                           ----------------------------------------------------------------------------------
Balance at December 31, 1994               116,855          $1          $1      $4,858      $2,876       $ (24)        $7,712
Redemption of shares due to policyholder
terminations by effective date:
  January 1, 1995 to June 30, 1995;
   NRV of $66.00                            (8,017)                               (323)       (207)                      (530)
  July 1, 1995 to December 31, 1995;
   NRV of $67.65                            (4,407)         (1)                   (181)       (117)                      (299)
Issuance of shares to vested policyholders   9,271           1                                  (1)                         -
Initial issuance of shares to
policyholders upon vesting                   2,890                                 193                                    193
Dividend receivable from  Medical
Insurance Company                                                                  260                                    260
Net loss of  Medical Insurance
Holding Company includable in Class A
Common Stock redemption value                                                                 (387)                      (387)
Change in unrealized appreciation, net
of income tax                                                                                               81             81
Adjustment to pro forma issuance of shares
to MLM policyholders to adjust effective
date to December 31, 1995                     (341)                                (55)                                   (55)
                                           -----------------------------------------------------------------------------------
Balance at December 31, 1995 (carried
forward)                                   116,251           1           1       4,752       2,164          57          6,975

 Medical Insurance Holding Company and Subsidiaries



Notes to Consolidated Financial Statements (continued)




2. REDEEMABLE STOCK (CONTINUED)



                                                                                                        UNREALIZED
                                                                                                       APPRECIATION
                                                                                                      (DEPRECIATION)
                                                                                                            ON
                                           CLASS A COMMON STOCK      CLASS B     MMIHC       MMIHC      INVESTMENTS,
                                           --------------------      COMMON     PAID-IN     RETAINED   NET OF INCOME
                                           SHARES        AMOUNT       STOCK     CAPITAL     EARNINGS       TAXES        TOTAL
                                           ----------------------------------------------------------------------------------
Balance at December 31, 1995 (brought
forward)                                   116,251          $1          $1      $4,752      $2,164         $57         $6,975
Redemption of shares due to policyholder
terminations by effective date:
  January 1, 1996 to June 30, 1996;
    NRV of $60.00                           (6,277)         (1)                   (259)       (117)                      (377)
  July 1, 1996 to December 31, 1996;
    NRV of $57.84                           (3,995)                               (159)        (72)                      (231)
Issuance of shares to vested policyholders   9,540           1                                  (1)                         -
Initial issuance of shares to
policyholders upon vesting                   2,690                                 156                                    156
Net income of  Medical Insurance
Holding Company includable in Class A
Common Stock redemption value                                                                1,070                      1,070
Change in unrealized appreciation, net
of income tax                                                                                               11             11
                                           -----------------------------------------------------------------------------------
Balance at December 31, 1996               118,209           1           1       4,490       3,044          68          7,604
Redemption of shares due to policyholder
terminations by effective date:
  January 1, 1997 to June 30, 1997;
    NRV of $64.33                           (4,363)                               (165)       (113)                      (278)
  July 1, 1997 to December 31, 1997;
    NRV of $62.12                           (5,943)         (1)                   (220)       (149)                      (370)
Issuance of shares to vested policyholders   9,406           1                                  (1)                         -
Initial issuance of shares to
policyholders upon vesting                   4,013                                 253                                    253
Net income of  Medical Insurance
Holding Company includable in Class A
Common Stock redemption value                                                                  270                        270
   Net income of  Medical Insurance
     Holding Company Services, Inc.
     includable in Class A Common Stock
     redemption value                                                                            2                          2
   Change in unrealized appreciation,
     net of income tax                                                                                      11             11
   Other                                                                                       (15)                       (15)
                                           -----------------------------------------------------------------------------------
Balance at December 31, 1997               121,322          $1          $1      $4,358      $3,038         $79         $7,477
                                           -----------------------------------------------------------------------------------
                                           -----------------------------------------------------------------------------------

3. INVESTMENTS

Components of net investment income are summarized as follows (in thousands):

                                             1997         1996          1995
                                           -----------------------------------
Fixed maturities                           $10,901      $11,561        $11,716
Equity securities                              523          380            338
Short-term investments                         939          904            923
                                           -----------------------------------
                                            12,363       12,845         12,977
Investment expenses                           (854)        (784)          (699)
                                           -----------------------------------
                                           $11,509      $12,061        $12,278
                                           -----------------------------------
                                           -----------------------------------

The cost (amortized cost for fixed maturities) and fair value of available for sale investments are as follows (in thousands):

                                               DECEMBER 31, 1997
                                 ---------------------------------------------
                                               GROSS       GROSS
                                             UNREALIZED  UNREALIZED    MARKET
                                   COST        GAINS       LOSSES       VALUE
                                 ---------------------------------------------
Fixed maturities:
MMIHC:
  United States Government       $  1,255     $     -        $  -     $  1,255
  Industrial and other                 53           -           -           53
MMIC:
  United States Government         97,234         801         (36)      97,999
  State and other political
    subdivisions                   32,991         383           -       33,374
  Industrial and other             39,057         257         (20)      39,294
                                 ---------------------------------------------
Total                            $170,590     $ 1,441        $(56)    $171,975
                                 ---------------------------------------------
                                 ---------------------------------------------
Equity securities                $ 20,595     $29,164        $  -     $ 49,759
                                 ---------------------------------------------
                                 ---------------------------------------------

                                               DECEMBER 31, 1997
                                 ---------------------------------------------
                                               GROSS       GROSS
                                             UNREALIZED  UNREALIZED    MARKET
                                   COST        GAINS       LOSSES       VALUE
                                 ---------------------------------------------
Fixed maturities:
MMIHC:
  Industrial and other           $  1,031    $      4     $    (2)   $   1,033
MMIC:
  United States Government         92,365       2,075        (797)      93,643
  State and other political
    subdivisions                   57,968       1,885         (45)      59,808
  Industrial and other             28,615         648        (186)      29,077
                                 ---------------------------------------------
Total                            $179,979    $  4,612     $(1,030)    $183,561
                                 ---------------------------------------------
                                 ---------------------------------------------

Equity securities                $ 20,237    $ 18,183     $  (419)    $ 38,001
                                 ---------------------------------------------
                                 ---------------------------------------------



The components of the unrealized appreciation on available for sale securities as of December 31 are as follows (in thousands):



                                           1997                    1996
                                      -----------------       -----------------
                                      MMIHC     MMIC          MMIHC       MMIC
                                      -----------------       -----------------
Fixed maturities:
Gross unrealized gains                $ -    $  1,441          $4     $  4,608
Gross unrealized losses                 -         (56)         (2)      (1,028)
Equity securities:
Gross unrealized gains                  -      29,164           -       18,183
Gross unrealized losses                 -           -           -         (419)
                                      -----------------       -----------------
                                        -      30,549           2       21,344
Deferred income taxes                   -     (10,691)          -       (7,470)
                                      -----------------       -----------------
                                      $ -     $19,858          $2      $13,874
                                      -----------------       -----------------
                                      -----------------       -----------------



In addition to the unrealized gains and losses per the above schedule, MMIHC has unrealized gains on certain investments in mutual funds. The mutual fund assets are classified as other assets in the consolidated balance sheet and are held to coordinate with the Supplemental Executive Retirement Plan obligation (Note 9). At December 31, 1997 and 1996, respectively, gross unrealized gains related to these assets were $122,000 and $103,000. Deferred taxes related to these unrealized gains were $43,000 and $37,000, respectively.



The amortized cost and market value of fixed maturities at December 31, 1997, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



                                             AMORTIZED     MARKET
                                               COST        VALUE
                                             --------------------
Due in one year or less                      $  9,757    $  9,728
Due after one year through five years          53,456      53,686
Due after five years through ten years         22,990      23,168
Due after ten years                            84,387      85,393
                                             --------------------
                                             $170,590    $171,975
                                             --------------------
                                             --------------------



Proceeds from sales of available for sale investments and the related gross realized gains and losses are as follows (in thousands):



                                                            GROSS       GROSS
                                             PROCEEDS     REALIZED     REALIZED
                                            FROM SALES      GAINS       LOSSES
                                            -----------------------------------
Year ended December 31, 1997:
Fixed maturities                             $310,235      $5,806        $(884)
Equity securities                               7,850       2,109         (547)
Year ended December 31, 1996:
Fixed maturities                               46,735         803         (214)
Equity securities                               7,558       1,347         (165)
Year ended December 31, 1995:
Fixed maturities                               43,387       1,012         (254)
Equity securities                               9,158       1,356         (468)

Net unrealized appreciation of fixed maturities (decreased) increased by $(2,197,000), $(4,691,000) and $12,000 and net unrealized appreciation of equity securities increased by $11,400,000, $7,123,000 and $6,078,000 for the years ended December 31, 1997, 1996 and 1995, respectively.



4. RETROSPECTIVE PREMIUMS



The components of retrospective premiums at December 31 are as follows (in thousands):



                                                            1997      1996
                                                          --------------------
Retrospective premium credits declared:
Minnesota policyholders                                    $5,000     $  4,603
Iowa policyholders active at date of merger and
renewing in 1998 and 1997                                   3,100        2,500
Favorable development on pre-merger IPMIT liabilities
not yet approved for credit                                 1,805        3,735
                                                          --------------------
                                                           $9,905      $10,838
                                                          --------------------
                                                          --------------------



A provision of the agreement and plan of merger between IPMIT and the Company requires that any favorable development of certain pre-merger liabilities of IPMIT be paid to the former IPMIT policyholders who remain active MMIC insureds as of the date of payment through a retrospective premium credit. The agreement further stipulates that any amounts due under this provision must be settled no later than December 31, 1998. Actual payments of $2,501,000 and $2,330,000 were made to former IPMIT policyholders in 1997 and 1996, respectively. Actual retrospective premium credits applied to Minnesota policyholder accounts in 1997 and 1996 were $4,803,000 and $5,198,000, respectively.



A provision of the agreement and plan of merger between MLM and the Company requires that any favorable development of certain pre-merger liabilities of MLM be paid to the former MLM policyholders who remain active MMIC insureds as of the date of payment through a retrospective premium credit. The agreement further stipulates that any amounts due under this provision must be settled no later than June 5, 2001. As of December 31, 1997, there has been no favorable development and therefore there is no accrual related to this provision.



5. UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES



The reconciliation of the liability for unpaid losses and loss adjustment expenses is as follows (in thousands):



                                                1997       1996         1995
                                            -----------------------------------
Balance as of January 1, net of
reinsurance recoverables                    $  90,342   $  96,424    $  88,227

  Incurred related to:
  Current year                                 40,186      41,101       39,847
  Prior years                                  (8,352)     (8,844)      (2,287)
                                            -----------------------------------
  Total incurred                               31,834      32,257       37,560

  Paid related to:
  Current year                                  2,685       4,885        2,484
  Prior years                                  30,097      33,454       26,879
                                            -----------------------------------
  Total paid                                   32,782      38,339       29,363
                                            -----------------------------------

  Balance as of December 31, net of
  reinsurance recoverables                     89,394      90,342       96,424

  Reinsurance recoverables at December 31      18,412      19,695       23,840
                                            -----------------------------------

  Balance as of December 31, gross           $107,806    $110,037     $120,264
                                            -----------------------------------
                                            -----------------------------------



The Company continually evaluates emerging trends in the development of loss liabilities including the trends related to the pre-merger IPMIT and MLM business. Based on this analysis, management periodically adjusts their estimates of ultimate losses. See Note 4 regarding retrospective premium credits paid and accrued.

6. INCOME TAXES



Components of income taxes are as follows (in thousands):



                                                1997       1996         1995
                                            -----------------------------------
Current provision (benefit)                    $2,969      $1,160      $(2,193)
Deferred tax provision                          1,494         298          482
                                            -----------------------------------
                                               $4,463      $1,458      $(1,711)
                                            -----------------------------------
                                            -----------------------------------



The Company's income taxes differ from the federal statutory rate applied to income before tax as follows (in thousands):



                                                1997       1996         1995
                                            -----------------------------------
Income before tax at the federal
statutory rate of 35%                          $4,817      $3,129      $     5
Tax-exempt income (net of proration
adjustment)                                      (864)     (1,452)      (1,090)
State income taxes, net of federal tax
benefit                                           198          50          (42)
Payment of prior year taxes                       300           -            -
Proceeds on life insurance                          -        (368)           -
Benefit for prior year income taxes                 -           -         (660)
Other                                              12          99           76
                                            -----------------------------------
                                               $4,463      $1,458      $(1,711)
                                            -----------------------------------
                                            -----------------------------------



The deferred income tax (benefit) provision includes the following differences between financial and income tax reporting (in thousands):



                                                1997       1996         1995
                                            -----------------------------------
Discounting of post-1986 unpaid losses and
loss adjustment expenses                     $    323      $1,190       $  232
Liabilities not currently deductible              636        (274)         481
Unearned premiums                                  57           6           22
Utilization of alternative minimum tax
carryforwards                                     496           -            -
Alternative minimum tax carryforwards               -        (496)           -
Other                                             (18)       (128)        (253)
                                            -----------------------------------
                                             $  1,494      $  298       $  482
                                            -----------------------------------
                                            -----------------------------------

The Company made income tax payments of $1,518,000, $3,260,000 and $832,000 in 1997, 1996 and 1995, respectively.



The components of the net deferred income tax (liability) asset as of December 31 are as follows (in thousands):



                                                1997        1996
                                             ---------------------
Deferred tax assets:
Unpaid losses and loss adjustment expenses   $  4,996      $5,319
Liabilities not currently deductible            1,675       2,311
Unearned premiums                                 477         534
Alternative minimum tax credit                      -         496
Other                                             552         510
                                             ---------------------
                                                7,700       9,170
Deferred tax liabilities:
Unrealized gains                              (10,734)     (7,507)
Other                                            (558)       (533)
                                             ---------------------
                                              (11,292)     (8,040)
                                             ---------------------
                                             $ (3,592)     $1,130
                                             ---------------------
                                             ---------------------



Management has determined that no valuation allowances were necessary for unrealizable portions of deferred tax assets. This was supported primarily through the presence of taxable income in carryback years and reversals of existing temporary differences which provide taxable income in future years. A portion of the deferred tax assets was supported through reliance on available tax planning strategies which could be implemented at no cost.



7. REINSURANCE



To reduce overall risk, including exposure to large losses, the Company participates in various reinsurance programs. MMIC would only become liable for losses in excess of stipulated amounts in the event that any reinsuring company were unable to meet its obligations under the existing agreement. Management is not aware of any such default at

December 31, 1997. Reinsurance recoverables on paid and unpaid losses of $16,141,000 and $17,485,000 are associated with a single reinsurer at December 31, 1997 and 1996, respectively.



MMIC is authorized to issue policies with limits not to exceed $5,000,000 for each claim and $5,000,000 in the aggregate under each policy in any one policy year. Limits in excess of $5,000,000 for each claim and $5,000,000 annual aggregate are available to physicians and clinics through reinsurance placed on a facultative basis by MMIC. The Company generally retains the first $750,000 of each claim and reinsures the remainder through a treaty under which premiums are subject to adjustment based on experience.



Total ceded reinsurance premiums, before the effects of treaty commutations, for the years ended December 31, 1997, 1996 and 1995 were $3,329,000, $6,416,000 and
$7,544,000, respectively. Loss and loss adjustment expenses incurred are net of applicable reinsurance of $2,455,000, $2,459,000 and $7,873,000 for the years ended December 31, 1997, 1996 and 1995, respectively.



In 1996, the Company commuted reinsurance treaties covering the period January 1, 1989 through December 31, 1990. Net premiums recovered as a result of these commutations of $2,194,000 have been included in net premiums earned in 1996.



8. OTHER COMMITMENTS



In the normal course of claim settlement, MMIC negotiates structured settlements including the purchase of annuities from life insurance companies with an A+ rating from A.M. Best (an industry rating organization) at the date of issue and a minimum of $100 million in surplus. These annuities guarantee a stream of payments to the claimant holding the annuity. The majority of these settlements have been assigned to the life insurance company which releases MMIC from any future contractual liability to the claimant. MMIC and its reinsurers could only become liable for ultimate settlement of those claims which have not been assigned. At December 31, 1997 and 1996, respectively, non-assigned structured settlements guaranteed $12,299,000 and $5,926,000 of payments under annuity contracts for which MMIC and its reinsurers paid $4,726,000 and $3,208,000. In the event that the insurance company issuing the annuity was unable to meet its obligation under the terms provided, MMIC would be liable for the ultimate settlement.



9. BENEFIT PLANS



The Company has a non-contributory defined contribution pension plan covering substantially all employees. Contributions to the plan are based upon each covered employee's salary. The Company also sponsors a 401(k) plan covering substantially all employees and provides a fifty percent match on employee contributions subject to certain limitations. Total contributions charged to expense for the years ended December 31, 1997, 1996 and 1995 were $393,000, $371,000 and $294,000, respectively.



The Company provides an unfunded Supplemental Executive Retirement Plan (SERP) which is a non-qualified, defined benefit retirement plan covering certain Company officers. Benefits are based upon years of service and compensation. Although the plan is technically unfunded, the Company has purchased life insurance contracts for each officer, the cash value of which is designed to coordinate with the projected benefit payments under the SERP. The cash value of these contracts is included in other assets. The net periodic pension cost for this plan was $363,000, $323,000 and $292,000 for the years ended December 31, 1997, 1996 and 1995, respectively. The liability recognized in the consolidated balance sheets at December 31, 1997 and 1996 related to this plan was $2,192,000 and $1,909,000, respectively.



The Company also provides medical benefits to retirees through a defined benefit post-retirement plan which covers substantially all employees. The net periodic post-retirement benefit cost for the years ended December 31, 1997, 1996 and 1995 was $27,000, $30,000 and $25,000, respectively. As of December 31, 1997 and
1996, the net post-retirement benefit plan asset (liability) recognized in the consolidated balance sheets was $4,000 and $12,000, respectively. The plan is funded through contributions to mutual funds.

10. RECONCILIATION WITH STATUTORY ACCOUNTING PRINCIPLES



The following is a reconciliation of net income and shareholders' equity under generally accepted accounting principles with that reported for MMIC on a statutory basis (in thousands):



Net Income



                                                   YEAR ENDED DECEMBER 31
                                                   ----------------------
                                                1997        1996         1995
                                             ----------------------------------
As reported under generally accepted
accounting principles                        $  9,300      $7,481       $1,725
MMIHC (income) loss                              (270)     (1,070)         387
MMIHC Services, Inc. (income)                      (2)          -            -
                                             ----------------------------------
On the basis of generally accepted
accounting principles, MMIC only                9,028       6,411        2,112
Additions (deductions):
Deferred income taxes                           1,525         445          442
Other                                               -         123         (215)
                                             ----------------------------------
On the basis of statutory accounting
principles                                    $10,553      $6,979       $2,339
                                             ----------------------------------
                                             ----------------------------------



Shareholders' Equity



                                                       DECEMBER 31
                                                       -----------
                                                1997       1996         1995
                                             ----------------------------------
As reported under generally accepted
accounting principles                        $126,290    $111,278     $103,292

Additions (deductions):
Deferred income taxes                           4,158        (590)      (2,015)
Unrealized (gain) loss on fixed maturities     (1,385)     (3,580)      (8,269)
Pro forma equity distributed to MMIHC in
connection with pooling                             -           -          327
Other                                              (3)        (41)         (14)
                                             ----------------------------------
On the basis of statutory accounting
principles                                   $129,060    $107,067    $  93,321
                                             ----------------------------------
                                             ----------------------------------

The equity of MMIHC, exclusive of the carrying value of its investment in MMIC, is subject to redemption and therefore reported outside of shareholders' equity under the caption redeemable stock. As a result, consolidated other shareholders' equity as reported on the balance sheets represents equity of MMIC only under generally accepted accounting principles.



Under Minnesota insurance statutes, MMIC is required to maintain statutory surplus in excess of ten times its per occurrence reinsurance retention limit. The minimum level is $7,500,000 for 1997 and 1996.



11. EARNINGS PER SHARE



The following table sets forth the computation of basic and diluted earnings per share (in thousands, except for share and per share amounts):



                                                1997       1996         1995
                                             ----------------------------------
Numerator for basic and dilutive earnings
per share available to common shareholders   $  9,300    $  7,481     $  1,725
                                             ----------------------------------

Denominator:
Denominator for basic earnings per share--
weighted average shares                       119,554     116,071      114,386

Effect of dilutive securities:
  Unvested shares                              12,873      12,188       11,150
                                             ----------------------------------
Denominator for dilutive earnings per
share--adjusted weighted-average shares
and assumed conversions                       132,427     128,259      125,536
                                             ----------------------------------
                                             ----------------------------------

Basic earnings per share                     $  77.79    $  64.45     $  15.08
                                             ----------------------------------
                                             ----------------------------------

Diluted earnings per share                   $  70.23    $  58.33     $  13.74
                                             ----------------------------------
                                             ----------------------------------

12. NET REDEMPTION VALUE



The net redemption value per share of the Class A common shares was as follows:



                                                      CLASS A     NET REDEMPTION
                                         MMIHC     COMMON SHARES     VALUE PER
                                       NET EQUITY   OUTSTANDING       SHARE
                                        (000S)
                                       -----------------------------------------
December 31, 1993                       $7,605        115,230*       $66.00
                                        ------                       ------
                                        ------                       ------

December 31, 1994                       $7,712        116,855*       $66.00
                                        ------                       ------
                                        ------                       ------

December 31, 1995                       $6,975        116,251*       $60.00
                                        ------                       ------
                                        ------                       ------

December 31, 1996                       $7,604         118,209       $64.33
                                        ------                       ------
                                        ------                       ------

December 31, 1997                       $7,477         121,322       $61.63
                                        ------                       ------
                                        ------                       ------



* Includes pro forma shares related to merger.

                            REPORT OF INDEPENDENT AUDITORS


Board of Directors
Midwest Medical Insurance Holding Company and Subsidiaires

We have audited the consolidated financial statements of Midwest Medical Insurance Holding Company and Subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, and have issued our report thereon dated February 2, 1998 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 16(b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                                        /s/ Ernst & Young LLP


                                                        Minneapolis, Minnesota
                                                        February 2, 1998

Midwest Medical Insurance Holding Company and Subsidiaries
(Parent Company)



Schedule II--Condensed Financial Information of Registrant



Balance Sheets



                                                            DECEMBER 31
                                                         1997        1996
                                                      ----------------------
                                                          (IN THOUSANDS)
ASSETS
Fixed maturities                                      $  1,308     $  1,032
Short-term investments                                   2,730        4,183
Investment in subsidiary                               126,290      111,278
Accrued investment income                                   40           45
Dividend receivable                                          -            -
Other                                                    6,881        5,399
                                                      ----------------------
Total assets                                          $137,249     $121,937
                                                      ----------------------
                                                      ----------------------

LIABILITIES, REDEEMABLE STOCK AND
OTHER SHAREHOLDERS' EQUITY

LIABILITIES
Accounts payable                                      $    111     $     22
Accrued expenses and other liabilities                   3,371        3,033
                                                      ----------------------
                                                         3,482        3,055
REDEEMABLE STOCK
Class A Common Stock                                     7,476        7,603
Class B Common Stock                                         1            1
                                                      ----------------------
                                                         7,477        7,604
OTHER SHAREHOLDERS' EQUITY
Additional paid-in capital                              12,789       12,789
Retained earnings, comprised of undistributed
earnings of subsidiary                                  93,643       84,615
Unrealized appreciation on investments, net of
income taxes                                            19,858       13,874
                                                      ----------------------
                                                       126,290      111,278
                                                      ----------------------
                                                      $137,249     $121,937
                                                      ----------------------
                                                      ----------------------



SEE ACCOMPANYING NOTE.

Midwest Medical Insurance Holding Company and Subsidiaries
(Parent Company)

Schedule II--Condensed Financial Information of Registrant (continued)

Statements of Income

                                                   YEAR ENDED DECEMBER 31
                                                1997        1996         1995
                                             ----------------------------------
                                                       (IN THOUSANDS)
REVENUES
Management fee from subsidiary                 $9,901      $8,706       $5,405
Investment income                                  64         726          704
Other income (loss)                                 2           4           17
                                             ----------------------------------
                                                9,967       9,436        6,126
EXPENSES
Operating and administrative                    9,535       8,357        6,783
                                             ----------------------------------
Income (loss) before income taxes and
other items                                       432       1,079         (657)
Income tax expense (benefit)                      162           9         (270)
                                             ----------------------------------
Income (loss) before equity in
undistributed income of subsidiary                270       1,070         (387)
Equity in undistributed income of
subsidiary                                      9,030       6,411        2,112
                                             ----------------------------------
Net income                                     $9,300      $7,481       $1,725
                                             ----------------------------------
                                             ----------------------------------

SEE ACCOMPANYING NOTE.

Midwest Medical Insurance Holding Company and Subsidiaries
(Parent Company)



Schedule II--Condensed Financial Information of Registrant (continued)



Statements of Cash Flows




                                                   YEAR ENDED DECEMBER 31
                                                1997        1996         1995
                                             ----------------------------------
                                                       (IN THOUSANDS)
Net cash (used in) provided by operating
activities                                   $   (527)   $   (877)     $ 1,184

INVESTING ACTIVITIES
Purchase of fixed maturities                  (38,979)    (20,469)        (670)
Sales of fixed maturities                      38,701      20,289        1,833
Calls and maturities of fixed maturities            -           -          240
Sales (purchases) of short-term
investments, net                                1,453       1,338       (1,758)

FINANCING ACTIVITIES
Redemption of Class A Common Stock               (648)       (608)        (829)
Dividend from MMIC in connection with merger        -         327            -
                                             ----------------------------------

Increase in cash                                    -           -            -
Cash at beginning of year                           -           -            -
                                             ----------------------------------
Cash at end of year                           $     -     $     -      $     -
                                             ----------------------------------
                                             ----------------------------------



SEE ACCOMPANYING NOTE.

Midwest Medical Insurance Holding Company and Subsidiaries
(Parent Company)



Schedule II--Condensed Financial Information of Registrant (continued)



Note to Condensed Financial Statements



December 31, 1996






The accompanying condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto of Midwest Medical Insurance Holding Company and Subsidiaries.



See Note 2 to the consolidated financial statements of Midwest Medical Insurance Holding Company and Subsidiaries for a description of the redeemable stock.

Midwest Medical Insurance Holding Company and Subsidiaries

Schedule IV--Reinsurance

          COL. A                        COL. B         COL. C         COL. D         COL. E         COL. F
--------------------------------------------------------------------------------------------------------------
                                                                                                 PERCENTAGE OF
                                                      CEDED TO      ASSUMED FROM                     AMOUNT
                                        GROSS          OTHER            OTHER          NET        ASSUMED TO
                                       AMOUNT        COMPANIES        COMPANIES      AMOUNT           NET
--------------------------------------------------------------------------------------------------------------
                                                                 (IN THOUSANDS)
Year ended December 31, 1997:
Insurance premiums:
   Property/casualty insurance        $37,390         $3,595              -        $33,795            N/A

Year ended December 31, 1996:
Insurance premiums:
   Property/casualty insurance         34,875          2,829              -         32,046            N/A

Year ended December 31, 1995:
Insurance premiums:
   Property/casualty insurance         37,342          7,544              -         29,798            N/A


NOTE TO SCHEDULE IV:

Ceded premiums for the years ended December 31, 1997, 1996 and 1995 are net of reductions (additions) in ceded premiums related to swing rated reinsurance treaties of $(3,688,000), $748,000 and $(260,000), respectively. Ceded premiums in 1996 are also net of proceeds from commutations of reinsurance covering the period January 1, 1987 through December 31, 1990 of $2,194,000.

Midwest Medical Insurance Holding Company and Subsidiaries

Schedule VI--Supplemental Information Concerning Property/Casualty Insurance Operations

                                  DECEMBER 31
             -----------------------------------------------------------------------------
    COL. A        COL. B        COL. C        COL. D     COL. E    COL. F       COL. G
------------------------------------------------------------------------------------------

                             RESERVES FOR
                 DEFERRED    UNPAID LOSSES  DISCOUNT,
AFFILIATION       POLICY      AND LOSS       IF ANY,                              NET
   WITH        ACQUISITION   ADJUSTMENT     DEDUCTED IN  UNEARNED   EARNED    INVESTMENT
REGISTRANT        COSTS       EXPENSES       COLUMN C    PREMIUMS  PREMIUMS     INCOME
------------------------------------------------------------------------------------------
                                                                            (IN THOUSANDS)
Consolidated
property/
casualty
entities

1997                N/A       $107,806          N/A       $6,072  $33,795     $11,509

1996                N/A        110,037          N/A        6,860   32,046      12,061

1995                N/A        120,264          N/A        7,033   29,798      12,278


                                   YEAR ENDED DECEMBER 31
                         -----------------------------------------------------------------
    COL. A                       COL. H               COL. I        COL. J      COL. K
-------------------      -----------------------------------------------------------------
                             LOSSES AND LOSS
                           ADJUSTMENT EXPENSES
                           INCURRED RELATED TO      AMORTIZATION     PAID
                         ------------------------   OF DEFERRED     LOSSES
AFFILIATION                 (1)           (2)         POLICY       AND LOSS
   WITH                   CURRENT        PRIOR      ACQUISITION   ADJUSTMENT   PREMIUMS
REGISTRANT                 YEAR          YEAR          COSTS        EXPENSES    WRITTEN
-------------            -----------------------------------------------------------------
Consolidated
property/
casualty
entities

1997                      $40,186       $(8,352)        N/A         $32,782     $36,601

1996                       41,101        (8,844)        N/A          38,339      32,036

1995                       39,847        (2,287)        N/A          29,363      35,519

                                                                      APPENDIX

                          MIDWEST MEDICAL INSURANCE COMPANY

                     Allocation Formula for Class A Common Shares

                       Number of Shares Per Full Year Insured*
                  (Calculations Are Based On Number of Days Insured)

CLASS     DESCRIPTION                    1985 THRU 1990   1991   1992 TO PRESENT
-----     -----------                    --------------   ----   ---------------
1A        Psychiatry - No ECT                 .720        .780       .840
          Pathology
          Occupational Medicine
          Physical Medicine and Rehab.

1         Family Practice - no surg          1.200       1.200      1.200
          Surgical Specialists - office
          practice only - no surg.
          Administrative Medicine
          Radiology - no invasive
          procedures
          Dermatology - no surg.
          Pediatrics - no surg.

1C        Internal Medicine  all
          (Class 1 prior to 1-1-89)          1.584       1.440      1.440
          subspecialities - no surg.
          no invasive procedures
          Neurology - no surg.
          (Class 1 prior to 1-1-89)
          no invasive procedures

2         Ophthalmology - inc. surg.
          (Class 3 prior to 1-1-89)          2.160       1.920      1.800
          Family Practice - minor surg.
          No OB
          Internal Medicine - all
          subspecialities minor surg.
          Neurology - minor surg.
          Dermatology - minor surg.
          Pathology - minor surg.
          Pediatrics - minor surg.

3         Family Practice - inc. OB          3.672        3.00      2.520
          no C-Sections
          Emergency Medicine
          Internal Medicine - all
          subspecialities - major
          risk procedures

                  (CALCULATIONS ARE BASED ON NUMBER OF DAYS INSURED)


CLASS     DESCRIPTION                   1985 THRU 1990   1991   1992 TO PRESENT
-----     -----------                   --------------   ----   ---------------
          Neurology - major risk
           procedures
          Colon & Rectal Surgery
          Radiology - inc. radiation
           therapy
          Dermatolory - inc. radiation
           therapy
          Psychiatry - inc. ECT
          Urological Surgery
           (Class 4 prior to 1-1-89)
          Neonatology
          Pediatrics - major risk
           procedures

4         Family Practice -
           inc. OB & C Sections               4.897      3.900      3.120
          General Surgery
           (Class 5 prior to 1-1-89)
          Anesthesiology
           (Class 5 prior to 1-1-89)
          Otorhinolaryngological
           Surgery

5         Plastic Surgery
           (Class 6 prior to 1-1-89)          6.121      5.400      4.800
          Gynecological Surgery
          Foot & Ankle Surgery
           (New Class since 1-1-91)
          Oral Maxillofacial Surgery

6         Cardiac Surgery                     7.321      6.900      6.600
          Thoracic Surgery
           (Class 7 prior to 1-1-89)
          Vascular Surgery
           (Class 7 prior to 1-1-89)
          Cardiovascular Surgery
          OB & GYN - inc. surgery
          Hand Surgery
          Head & Neck Surgery

7         Orthopedic Surgery                  9.000      9.000      7.800
          Trauma Surgery

8         Neurological Surgery               12.000     12.600     10.800

* SUBJECT TO REDUCTION FOR PHYSICIANS PRACTICING IN NEBRASKA.  SEE "THE
OFFERING".
          NUMBER OF SHARES PER FULL YEAR INSURED*

                                       PART II
                        INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following are the estimated expenses to be paid by the Company in connection with the distribution of the securities being registered. All such expenses are estimated, except for the SEC registration fee:

SEC registration fee   . . . . . . . . . . . .     $4,572.72
Accounting fees and expenses . . . . . . . . .     10,000.00
Legal fees and expenses. . . . . . . . . . . .     10,000.00
Printing and engraving expenses. . . . . . . .     10,000.00
Blue Sky fees and expenses . . . . . . . . . .      5,000.00
Miscellaneous expenses . . . . . . . . . . . .      1,427.28

       Total . . . . . . . . . . . . . . . . .    $41,000.00
                                                  ----------
                                                  ----------

ITEM 14.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article X of the Bylaws of the registrant provides that each director, officer, and employee shall be indemnified for expenses and liabilities in the manner, under the circumstances, and to the extent permitted by Minnesota Statutes, Section 302A.521, as amended from time to time.

     Minnesota Statutes, Section 302A.521, generally requires a corporation to indemnity its directors, officers, and employees against judgments, penalties, fines, and expenses, including attorney's fees, incurred in connection with their official capacities, provided that such person (i) has not been indemnified by another with respect to the same matter, (ii) acted in good faith, (iii) received no improper personal benefit, (iv) had no reasonable cause to believe that his conduct was unlawful, and (v) reasonably believed that his conduct was in the best interests of the corporation.

ITEM 15.      RECENT SALES OF UNREGISTERED SECURITIES.

     The registrant has made no sales of unregistered securities in the last three years.

ITEM 16.      EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)      Exhibits.

     (1) 2A. Plan and Agreement of Merger between the Company and IPMIT, without exhibits (Form S-4, Exhibit 3C).

     (3)  2B.  Plan and Agreement of Merger between the Company and Medical
               Liability Mutual Insurance Company, dated August 15, 1996, without exhibits.

     (1)  3A.  Restated Articles of Incorporation of the registrant (Form
               S-4, Exhibit 3C).


                                         II-1

     (1)  3B.  Bylaws of the registrant, as amended (Form S-4, Exhibit 3D).

     (4)  5.   Opinion and Consent of Charles A. Geer, Esq.

     (1)  9.   Voting Trust Agreement between the Minnesota Medical Association and the Iowa Medical Society.

     (1)  10A. Governance Agreement between the registrant and the Minnesota
               Medical Association, holder of the registrant's Class B Common
               Share, dated November 30, 1988.

     (1)  10B. Lease for office space between the registrant and Lexington
               Property Fund, L.P., dated March 26, 1991.

          10C. Amended and Restated Management Agreement between the registrant and Medical Insurance Company dated January 1, 1996.
               (Incorporated herein by reference to the Annual Report on Form
               10-K, SEC file number 0-21230, filed by registrant for the year ended December 31, 1996.)

     (1)  10D. Agency Agreement with Vaaler Insurance, Inc. pursuant to which
               Vaaler acted as agent of MMIC in North Dakota, dated April 21, 1989.

     *    10E. Agreement of Reinsurance between  Medical Insurance
               Company and General Reinsurance Corporation, dated January 1,
               1997.

     (2)  10F. Letter Employment Agreement between the registrant and David P.
               Bounk, President and Chief Executive Officer of the registrant and Medical Insurance Company, dated January 1, 1993.

     (1)  10G. Executive Bonus Plan of the registrant.

     * 10H. Amended and Restated Supplemental Executive Retirement Plan of the registrant.

          10I. Agency Agreement with IMS Services, Inc. pursuant to which IMS acts as agent of MMIC in Iowa, dated July 1, 1993. (Incorporated herein by reference to the Report on Form 10-K filed by the registrant for the fiscal year ended December 31, 1993, file number 0-21230.)

     (4)  10J. Form of Termination Agreement with Executive Officers.

     (1)  21.  Subsidiaries of the registrant.

     *    23A. Consent of Ernst & Young LLP

     *(4) 24.  Powers of Attorney.


(1) Incorporated herein by reference to the registration statement on Form S-4, file number 33-55062, filed by registrant on November 25, 1993, as amended.

(2) Incorporated herein by reference to the registration statement on Form S-1, SEC file number 33-70182, filed by registrant on October 12, 1993, as amended.

(3) Incorporated herein by reference to the registration statement on Form S-4, SEC file number 333-00134, filed by registrant on January 10, 1996, as amended.


(4)  Previously filed with original registration statement.



(*)  Filed herewith.

     (b)  Financial Statement Schedules.

          The following financial statement schedules of  Medical
     Insurance Holding Company and subsidiary required by Regulation S-X and Form S-1 are filed as part of this Registration Statement:


          II. Condensed Financial Information of Registrant (Parent Company)--Balance Sheets--December 31, 1997 and 1996, Statements of Income--For the Years Ended December 31, 1997 and 1996 and 1995; and, Statements of Cash Flows--For the Years Ended December 31, 1997, 1996 and 1995. Included in "FINANCIAL STATEMENTS" Section of Prospectus filed herewith.



          IV. Reinsurance Summary for the Years Ended December 31, 1997, 1996 and 1995. Included in "FINANCIAL STATEMENTS" section of Prospectus filed herewith.



          VI. Supplemental Information Concerning Property/Casualty Insurance Operations--December 31, 1997 and 1996, and for Each of the Three Years in the Period Ended December 31, 1997. Included in "FINANCIAL STATEMENTS" section of Prospectus filed herewith.


ITEM 17.  UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registrant statement to include any financial statements required by 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, State of Minnesota, on April 30, 1998.


                              MIDWEST MEDICAL INSURANCE HOLDING COMPANY

                              By:  /s/ David P. Bounk
                                   -------------------
                                   David P. Bounk, President and
                                   Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities indicated on April 30, 1998.


SIGNATURE                     CAPACITY
---------                     --------

 /s/ David P. Bounk           Principal Executive Officer
-------------------------     and Director
  David P. Bounk


 /s/ Niles A. Cole            Principal Financial Officer and
-------------------------     Principal Accounting Officer
Niles A. Cole


          *                   Director, Chairman of the Board
-------------------------
Andrew J.K. Smith, M.D.

          *                   Director
-------------------------
Michael Abrams

          *                   Director
-------------------------
John R. Balfanz, M.D.

          *                   Director
-------------------------
Gail P. Bender, M.D.

          *                   Director
-------------------------
James R. Bishop, M.D.

          *                   Director
-------------------------
E. Duane Engstrom, M.D.

          *                   Director
-------------------------
Roger L. Frerichs, M.D.

          *                   Director
-------------------------
G. Richard Geier, M.D.


          *                   Director
-------------------------
Anthony C. Jaspers, M.D.


          *                   Director
-------------------------
Russel J. Kuzel, M.D.

          *                   Director
-------------------------
Wayne F. Leebaw, M.D.

          *                   Director
-------------------------
Stephen A. McCue, M.D.

          *                   Director
-------------------------
William J. McMillan, Jr., M.D.

          *                   Director
-------------------------
Harold W. Miller, M.D.

          *                   Director
-------------------------
Anton S. Nesse, M.D.

          *                   Director
-------------------------
Mark D. Odlund, M.D.

          *                   Director
-------------------------
G. William Orr, M.D.

          *                   Director
-------------------------
Norman Rinderknecht, M.D.

          *                   Director
-------------------------
Paul S. Sanders, M.D.

          *                   Director
-------------------------
Richard D. Schmidt, M.D.

          *                   Director
-------------------------
G. David Spoelhof, M.D.

          *                   Director
-------------------------
Tom D. Throckmorton, M.D.

          *                   Director
-------------------------
Bruce R. Trimble, M.D.

       *By:  /s/ David P. Bounk
             --------------------------------
             David P. Bounk pursuant to
             power of attorney

The above persons signing as directors constitute all of the directors of the registrant.

                                   EXHIBIT INDEX




     EXHIBIT                                                               PAGE
     -------                                                               ----

     10E.      Agreement of Reinsurance between  Medical Insurance
               Company and General Reinsurance Corporation dated
               January 1, 1997.

     10H. Amended and Restated Supplemental Executive Retirement Plan of the registrant.

     23.       Consent of Ernst & Young LLP

     24.       Powers of Attorney
